Filed Pursuant to Rule 424(b)(5)

Registration No. 333-177250

PROSPECTUS SUPPLEMENT

(To prospectus dated December 2, 2011)

12,625,343 American Depositary Shares

WNS (Holdings) Limited

(organized under the laws of Jersey, Channel Islands)

Representing 12,625,343 ordinary shares

The selling shareholders identified in this prospectus supplement are offering 12,625,343 ordinary shares in the form of ADSs.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders. Each ADS represents the right to receive one of our ordinary shares. See “Description of Ordinary Shares” and “Description of American Depositary Shares” in the accompanying prospectus.

Our ADSs are listed on the New York Stock Exchange under the symbol “WNS.” The last reported sale price of the ADSs on February 11, 2013 was $13.90 per ADS.

See “Risk Factors” beginning on page 59 of our report on Form 6-K furnished to the Securities and Exchange Commission on January 16, 2013 to read about risk factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial price to public	$12.7500	$160,973,123
Underwriting discounts and commissions	$0.6056	$7,645,907
Proceeds before expenses to selling shareholders	$12.1444	$153,327,216

The underwriters have the option to purchase within 30 days of the date of this prospectus supplement up to an additional 1,893,801 ADSs from the selling shareholders to cover over allotments, if any, at the initial price to public less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about February 15, 2013.

Joint Bookrunners

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

Baird	William Blair	Janney Montgomery Scott

Prospectus Supplement dated February 11, 2013.

We are responsible only for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us. None of us, the selling shareholders and the underwriters has authorized anyone to provide you with any other information, and we, the selling shareholders and the underwriters take no responsibility for any other information that others may give you. The selling shareholders and the underwriters are offering to sell the ADSs only in jurisdictions where offers and sales are permitted. The offer and sale of the ADSs in certain jurisdictions is subject to the restrictions described herein under “Underwriting — Selling Restrictions.” The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference may be accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the ADSs.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information regarding our securities, some of which does not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement, as amended, that we filed with the Securities and Exchange Commission, or the SEC, using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference therein as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to:

•	“WNS,” “our company,” “we,” “our” and “us” are to WNS (Holdings) Limited, a public company incorporated under the laws of Jersey, Channel Islands, and its subsidiaries;

•	“US” or “USA” are to the United States of America, its territories and its possessions; “UK” are to the United Kingdom; “India” are to the Republic of India; and “EU” are to the European Union; and

•

“$” or “dollars” or “US dollars” are to the legal currency of the US; “ ” or “Indian rupees” are to the legal currency of India; “pound sterling” or “£” are to the legal currency of the UK; and “pence” are to the legal currency of Jersey, Channel Islands.

References to a particular “fiscal” year are to our fiscal year ending on March 31 of that calendar year. References to “GAAP” in this prospectus supplement are to International Financial Reporting Standards and its interpretations, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

References to “our annual report on Form 20-F for fiscal 2012” are to our annual report on Form 20-F for the fiscal year ended March 31, 2012 filed with the SEC on April 26, 2012, as amended by Amendment No. 1 thereto filed with the SEC on July 20, 2012.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking statements” that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “project,” “seek,” “should” and similar expressions. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, tax assessment orders and future capital expenditures. We caution you that reliance on any forward-looking statement inherently involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. These risks and uncertainties include but are not limited to:

•	worldwide economic and business conditions;

•	political or economic instability in the jurisdictions where we have operations;

•	regulatory, legislative and judicial developments;

•	our ability to attract and retain clients;

•	technological innovation;

•	telecommunications or technology disruptions;

•	future regulatory actions and conditions in our operating areas;

•	our dependence on a limited number of clients in a limited number of industries;

•	our ability to expand our business or effectively manage growth;

•	our ability to hire and retain enough sufficiently trained employees to support our operations;

•	negative public reaction in the US or the UK to offshore outsourcing;

•	the effects of our different pricing strategies or those of our competitors;

•	increasing competition in the business process outsourcing industry;

•

our ability to successfully grow our revenue, expand our service offerings and market share and achieve accretive benefits from our acquisition of (1) Fusion Outsourcing Services (Proprietary) Limited, or Fusion (which we have renamed as WNS Global Services SA (Pty) Ltd following our acquisition) as described in our report on Form 6-K furnished to the SEC on January 16, 2013, or (2) Aviva Global Services Singapore Pte. Ltd. (which we have renamed as WNS Customer Solutions (Singapore) Private Limited following our acquisition) and our master services agreement with Aviva Global Services (Management Services) Private Limited as described in our annual report on Form 20-F for fiscal 2012 incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	our ability to successfully consummate and integrate strategic acquisitions; and

•	volatility of our ADS price.

In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans, objectives or projected financial results referred to in any of the forward-looking statements. Except as required by law, we do not undertake to release revisions of any of these forward-looking statements to reflect future events or circumstances.

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SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Our Business

We are a leading global provider of offshore business process outsourcing, or BPO, services, offering comprehensive data, voice, analytical and business transformation services. We transfer the business processes of our clients to our delivery centers, located in Costa Rica, India, the Philippines, Poland, Romania, South Africa, Sri Lanka, the UK and the US, with a view to offer cost savings, operational flexibility, improved quality and actionable insights to our clients. In addition, our transformation practice seeks to help our clients identify business and process optimization opportunities through technology-enabled solutions and process design improvements.

We win outsourcing engagements from our clients based on our domain knowledge of their business, our experience in managing the specific processes they seek to outsource and our customer-centric approach. Accordingly, we are organized into vertical business units in order to provide more specialized focus on each of the industries that we target, to more effectively manage our sales and marketing process and to develop in-depth domain knowledge. The major industry verticals we currently target are the insurance; travel and leisure; manufacturing, retail, consumer products, telecommunication, or telecom, and diversified businesses; consulting and professional services; utilities; healthcare; banking and financial services; shipping and logistics; and public sector industries.

Our portfolio of services includes vertical-specific processes that are tailored to address our clients’ specific business and industry practices. In addition, we offer a set of shared services that are common across multiple industries, including customer care, finance and accounting, legal services, procurement, research and analytics, technology, and human resource outsourcing services.

We monitor our execution of our clients’ business processes against multiple performance parameters, and we aim to consistently meet and exceed these parameters in order to maintain and expand our client relationships. We aim to build long-term client relationships, and we typically sign multi-year contracts with our clients that provide us with recurring revenue. In fiscal 2012, 71 and 68 clients contributed more than $1 million to our revenue and revenue less repair payments, respectively. In the nine months ended December 31, 2012, 71 and 67 clients contributed more than $1 million to our revenue and revenue less repair payments, respectively.

As of December 31, 2012, we had 25,931 employees executing approximately 600 distinct business processes for our 225 clients.

In fiscal 2012, our revenue was $474.1 million, our revenue less repair payments was $395.1 million, our profit was $12.5 million and our Adjusted Net Income was $47.3 million. For the nine months ended December 31, 2012, our revenue was $341.1 million, our revenue less repair payments was $323.4 million, our profit was $13.2 million and our Adjusted Net Income was $37.3 million. Our revenue less repair payments and Adjusted Net Income are non-GAAP financial measures. For a discussion of our revenue less repair payments and a reconciliation of revenue less repair payments to revenue and Adjusted Net Income to profit, see “— Summary Financial and Operating Data.”

Market Opportunity

Companies are outsourcing a growing proportion of their business processes in order to reduce costs, increase process quality, increase flexibility, and improve business outcomes. Companies have shifted their BPO activities from simpler processes such as call center related processes to a wider range of more complex business processes such as finance and accounting, research and analytics and industry-specific solutions. Companies are also asking their BPO providers to deliver higher-value services, such as process re-engineering and transformation services, which increase competitive advantage and have an impact on revenues as well as profits. In order to deliver complex services and transformational capabilities, providers must increasingly leverage technology platform solutions, analytics and industry-specific knowledge to deliver better processes and business outcomes. These companies are also asking for more flexible business models that align the interests of the provider with those of the company, including transaction-based and outcome-based engagements. Many of these companies are outsourcing to offshore locations such as India, the People’s Republic of China, or China, and the Philippines to access a high quality and cost-effective workforce. They are also outsourcing to nearshore and onshore locations across the globe to mitigate risks and to take advantage of language capabilities and cultural alignment. We are a leading provider in the offshore business process outsourcing industry and believe that we are well positioned to benefit from these outsourcing trends.

Business process outsourcing typically is a long-term strategic commitment for companies. The processes that companies outsource frequently can be complex and are integrated with their core operations. These processes require a high degree of customization and, often, a multi-stage outsource transfer program. Companies therefore would incur high switching and other costs to transfer these processes back to their internal operations or to other business process outsourcing providers, whether onshore or offshore. As a result, once a business process outsourcing provider gains the confidence of a client, the resulting business relationship usually is characterized by multi-year contracts with predictable annual revenue.

Given the long-term, strategic nature of these engagements, companies undertake a rigorous process in evaluating their business process outsourcing provider. Based on our experience, a client typically seeks several key attributes in a business process outsourcing provider, including:

•	domain knowledge and industry-specific expertise;

•	ability to innovate, add new operational expertise and drive down costs;

•	demonstrated ability to execute a diverse range of mission-critical and often complex business processes;

•	global presence via offshore, nearshore and onshore delivery centers;

•	capability to scale employees and infrastructure without a diminution in quality of service; and

•	established reputation and industry leadership.

As the offshore business process outsourcing industry evolves further, we believe that industry-specific knowledge, higher-value process expertise, a global delivery platform, scale, reputation and leadership will become increasingly important factors in this selection process.

We believe that non-linear pricing models that allow BPO providers to price their services based on the value delivered to companies will replace, in certain engagements, pricing models that are primarily based on headcount (often referred to as full-time equivalents, or FTEs) or on the volume of transactions, as companies look to pay for the value delivered to them rather than the efforts deployed to provide the services to them. Non-linear pricing models therefore create the incentive for BPO providers to improve the productivity of their employees and the efficiency of their operations.

Our Competitive Strengths

We believe that we have the competitive strengths necessary to maintain and enhance our position as a leading provider of offshore business process outsourcing services:

Well positioned for the evolving BPO market

The offshore BPO industry, which started with the first wave of outsourced processes, such as call center customer service activities, has now expanded to include higher-value services that involve process re-engineering, management of mission-critical operations and business transformation. We believe that as companies have become more experienced with outsourcing, they generally look to outsource an increasing number of processes and to outsource increasingly complex and more vertical-specific processes. We believe that our industry-specific expertise, comprehensive portfolio of complex services, transformation capabilities, technology-enabled solutions and customer-centric approach, position us at the forefront of the evolving BPO services market.

Deep industry expertise

We have established deep expertise in the industries we target as a result of our legacy client relationships, acquisitions and the hiring of management with specific industry knowledge. We have developed methodologies, proprietary knowledge and industry-specific technology platforms applicable to our target industries that allow us to provide industry-focused solutions and be more responsive to customer needs within these industries.

In addition, we have organized our company vertically into business units aligned along each of the industries on which we focus. By doing so, we are able to approach potential clients in each of our target industries with a combined sales, marketing and delivery effort that leverages our in-depth industry knowledge and industry-specific technology platforms.

For example, in the insurance sector, we have specialized expertise in multiple insurance sub-sectors including property and casualty, auto and life. We offer various insurance-specific processes such as premium and policy administration, claims management, actuarial services and underwriting.

We have received numerous recognitions for our industry leadership including:

•	Everest Group’s 2012 PEAK Matrix for Insurance BPO — Industry “Leader” in Insurance BPO

•	HfS Research — Industry “Leader” in Global Insurance BPO 2012

•	International Data Corporation (IDC) — Major worldwide player in Business Analytics BPO*

•	Golden Peacock Awards — Global Corporate Social Responsibility Award 2012, Innovative Product/Service Award 2011, National Quality Award 2010 and Eco-Innovation Award 2009

•	Business Today 2011 — Top 10 Best BPO Companies to Work For

•	Global CSR Award 2012 — Excellence in “Corporate Social Responsibility Practice Overall” category

•	International Association of Outsourcing Professionals (IAOP) — Ranked amongst the 2012 Global Outsourcing 100

•	CIO 100 Awards 2012 — Top 100 Award and Networking Pioneer Special Award

•	CISO 2012 Power List — Ranked amongst top 15 companies

*	Source: IDC MarketScape: Worldwide Business Analytics BPO Services 2012 Vendor Analysis, doc #234937, May 2012.

Comprehensive portfolio of complex services, higher-value transformational services and technology-enabled solutions

We seek to focus our service portfolio on more complex processes and solutions, and to evolve away from reliance on services that are less integral to our clients’ operations, such as telemarketing and technical helpdesks, which characterized the offshore business process outsourcing industry in its early days. We also offer higher-value services such as transformation services, which are designed to help our clients to identify business and process optimization opportunities and leverage our industry and process expertise, technology solutions and analytics capabilities.

We also have developed and continue to develop technology-enabled solutions that utilize our proprietary software and licensed software in conjunction with our core business process outsourcing services. These integrated, technology-enabled solutions allow us to offer higher value, differentiated services which are more scalable and repeatable and create value for our clients through increased process efficiency and quality. We also collaborate with technology companies, combining their software platforms and expertise with our service capabilities to deliver business solutions to the marketplace. We believe these technology-enabled solutions will enable us to grow our revenue in a non-linear way by decoupling revenue growth from headcount growth.

For example, we offer various technology-enabled platforms as part of our broad suite of transformation services that also includes Consulting and Program Management Services, Process and Quality Services and Technology Services. For a large North American airline, we utilized our VERIFARE® fare audit platform to streamline the airline’s revenue recovery process, thereby allowing the airline to increase the amount of revenue recovered from inaccurate fare charges.

Our client-centric focus

We have a client-centric engagement model that leverages our industry-specific and shared-services expertise as well as our global delivery platform to offer business solutions designed to meet our clients’ specific needs.

We have also sought to enhance our value proposition to our clients by providing them with more flexible pricing models that align our objectives with those of our clients. In addition to traditional headcount-based pricing, we provide alternative pricing models such as transaction-based pricing and outcome-based pricing.

We believe our ability to provide highly relevant solutions, alternative pricing models and our global delivery platform gives our clients the capabilities they seek from their outsourcing partner. As a result, we have built long-standing relationships with large multinational companies.

Proven global delivery platform

We deliver our services from 31 delivery centers around the world, located in Costa Rica, India, the Philippines, Poland, Romania, South Africa, Sri Lanka, the UK and the US, as well as through a subcontractor’s delivery center in China. Our ability to offer services delivered from onshore, nearshore and offshore locations benefits our clients by providing them with high-quality services from efficient and cost-effective locations based on their requirements and process needs. It also provides our clients with the benefits of language capabilities, cultural alignment and risk mitigation in their outsourcing programs.

We believe the breadth of our delivery capability allows us to meet our clients’ needs, diversifies our workforce and allows us to access the local talent pool around the world.

Experience in transferring processes offshore and running them efficiently

Many of the business processes that our clients outsource to us are mission-critical and core to their operations, requiring substantial program management expertise. We have developed a sophisticated program management methodology intended to ensure the smooth transfer of business processes from our clients’ facilities to our delivery centers. Our highly experienced program management team has transferred approximately 600 distinct business processes for our clients.

We focus on delivering our client processes effectively on an ongoing basis. We have also invested in a quality assurance team that helps us to satisfy the International Standard Organization, or ISO, 9001: 2000 standards for quality management systems, and applies Six Sigma, a statistical methodology for improving consistency across processes, and other process re-engineering methodologies such as LEAN to further improve our process delivery.

Extensive investment in human capital development

Our extensive recruiting process helps us screen candidates on multiple parameters and to appropriately match employees to the most suitable positions. We have established the WNS Learning Academy, which provides ongoing training to our employees for the purpose of continuously improving their leadership and professional skills. We seek to promote our team leaders and operations managers from within, thereby offering internal advancement opportunities and clear long-term career paths.

We have also invested significant management effort toward ensuring that our organization is positioned to continuously scale to meet the robust demand for offshore business process outsourcing services. We are capable of evaluating over 15,000 potential employees and recruiting, hiring and training over 1,000 employees each month, enabling us to rapidly expand and support our clients.

Experienced management team

We benefit from the effective leadership of a global management team with diverse backgrounds including extensive experience in outsourcing. Members of our executive and senior management team have, on average, over 20 years of experience in diverse industries, including in the business process and IT outsourcing sector, and in the course of their respective careers have gathered experience in developing long-standing client relationships, launching practices in new geographies, developing new service offerings and successfully integrating acquisitions.

Our Growth Strategies

Our objective is to strengthen our position as a leading global business process outsourcing provider. To achieve this, we will seek to increase our client base, expand our existing relationships, further develop our industry expertise, enhance our value proposition to our clients, organically develop new business services, enhance our brand, expand our global delivery platform and make selective acquisitions.

We have made significant investments to accelerate our growth. These investments include:

•	the expansion and reorganization of our sales force;

•	an increase in the expertise and management capability within our sales force;

•	the expansion of other sales channels including the development of new partnerships and alliances and broadening our engagement with outsourcing industry advisors and analysts;

•	an increase in the amount of technology in our service offerings including the development of proprietary software and new technology-enabled solutions; and

•	the expansion of our global delivery platform.

The key elements of our growth strategy are described below.

Increase business from existing clients and add business from new clients

We have organized our company into vertical business units to focus on each of the industries that we target and to manage more effectively our sales and marketing process. We also have expanded our sales force, from 55 members as of March 31, 2011 to 77 members as of December 31, 2012, in order to provide broader sales coverage and to add management experience. Our sales force is organized into two groups, one focused primarily on expanding our relationship with our existing clients and another focused on seeking new clients.

We seek to expand our relationships with existing clients by identifying additional processes that can be transferred offshore, cross-selling new services, adding technology-based offerings, supporting new geographies and expanding into other lines of business within each client. Our account managers have industry-specific knowledge and expertise and are responsible for maintaining a thorough understanding of our clients’ outsourcing roadmaps as well as identifying and advocating new outsourcing opportunities. As a result of this strategy, we have a strong track record of extending the scope of our client relationships over time. For example, our relationship with a large global professional services firm started with less than 30 FTEs. We have since expanded the relationship to over 500 FTEs over a period of less than five years.

For new clients, we seek to provide value-added solutions by leveraging our deep industry knowledge and process expertise. As a result of our capabilities and industry vertical go-to-market approach, we have been able to compete effectively for new opportunities as they arise.

Reinforce leadership in existing industries

Through our industry-focused operating model, we have established a leading offshore business process outsourcing practice in various industries and business sectors. We intend to leverage our knowledge of the insurance; travel and leisure; and banking and financial services industries, with a particular focus on the manufacturing, retail, consumer products, telecom and diversified businesses; consulting and professional services; utilities; healthcare; shipping and logistics; and public sector industries to penetrate additional client opportunities within these industries. For example, we have leveraged the experience, capabilities and reputation gained through our relationship with Aviva to penetrate the multi-line insurance and other segments of the insurance industry.

Furthermore, success in penetrating the market for finance and accounting services across industries drives us to invest in talent and technology platforms with the goal of scaling our business in order to acquire industry-specific expertise.

Provide higher value added services

We seek to enhance our value proposition to our clients by leveraging our industry-specific expertise; our portfolio of higher-value services such as our research and analytics services, transformation services and technology-enabled solutions; and our flexible pricing models. We also intend to broaden the scope of our higher-value service offerings to capture new market opportunities.

By delivering an increasing portfolio of higher-value services to our clients and migrating them towards transaction-based or outcome-based pricing models, we aim to increase the value of our services to our clients and enhance the strength, size and profitability of these relationships. In January 2012, we established our Capability Creation Group, which is responsible for facilitating the creation of new client offerings and the automation of solutions across the organization.

For one of our large global insurance clients, we started providing back-office support services for the client’s insurance underwriting line of business. Over time, we have expanded into higher-value services, providing finance and accounting and research and analytics services in the client’s middle-office operations. We now also provide additional higher-value services such as risk analysis, quantitative modeling, trading compliance and investment performance management services to the client’s investment advisory business.

Enhance awareness of the WNS brand name

Our reputation for operational excellence among our clients has been instrumental in attracting and retaining new clients as well as talented and qualified employees. We believe we have benefited from strong word-of-mouth brand equity in the past to scale our business. However, as the size and the complexity of the business process outsourcing market grows, we are actively increasing our efforts to enhance awareness of the WNS brand in our target markets and among potential employees. To accomplish this, we have established a dedicated global marketing team comprised of experienced industry talent. We are also focusing on developing channels to increase market awareness of the WNS brand, including through internet marketing techniques, exposure in industry publications, participation in industry events and conferences, and other initiatives that encourage innovation in the BPO industry, such as the publication of articles and white papers, webinars and podcasts. In addition, we are aggressively targeting BPO industry analysts, general management consulting firms, and boutique outsourcing firms, who are usually retained by prospective clients to provide strategic advice, act as intermediaries in the sourcing processes, develop scope specifications and aid in the partner selection process.

Expand our delivery capabilities

We currently have 31 delivery centers located in nine countries around the world. We also deliver services through a subcontractor’s delivery center in China. As of December 31, 2012, we expanded our delivery capacity by 2,619 seats or approximately 13.8% of our capacity as of March 31, 2012. We intend to expand our global delivery capability through additional delivery centers in onshore, nearshore and offshore locations as well through partnerships with other providers so that we can offer our clients maximum value and flexibility, as well as gain access to potential clients and markets that may have specific delivery requirements or constraints.

Broaden industry expertise and enhance growth through selective acquisitions and partnerships

Our acquisition strategy is focused on adding new service and technology capabilities, industry expertise, and expanding our geographic delivery platform. Our acquisition track record demonstrates our ability to integrate, manage and develop the specific capabilities we acquire. Our intention is to continue to pursue targeted acquisitions in the future and to rely on our integration capabilities to expand the growth of our business.

Corporate Information

We were incorporated in Jersey, Channel Islands, on February 18, 2002. Our principal executive office is located at Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli(W), Mumbai 400 079, India, and the telephone number for this office is (91-22) 4095-2100. Our registered office in Jersey is at Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands. Our agent for service in the US is our subsidiary, WNS North America, Inc., 15 Exchange Place, 3rd Floor, Suite 310, Jersey City, NJ 07302, USA. Our website address is www.wns.com. The information on our website, however, is not and should not be deemed to be a part of this prospectus supplement.

Recent Developments

Sales Force and Client Relationship Expansions

Our sales force is organized along industry verticals to provide focus on each of the industries that we target. As of December 31, 2012, we had 77 members in our sales force, consisting of both sales professionals, which we refer to as “hunters,” and client relationship professionals, which we refer to as “farmers.” This is an increase from 68 members at the end of fiscal 2012 and 55 members at the end of fiscal 2011.

During the nine months ended December 31, 2012, we have gained 27 new clients, including 12 new clients through the acquisition of Fusion, expanded our relationships with 29 existing clients, and renewed or extended our contracts with 34 existing clients. During fiscal 2012 and fiscal 2011, we gained 30 and 26 new clients and expanded our relationships with 17 and 12 existing clients, respectively.

Global Delivery Platform

During the nine months ended December 31, 2012, we have expanded our global delivery platform by 2,619 built up seats, or approximately 13.8%, to 21,547 built up seats.

During the nine months ended December 31, 2012, we have also increased our total headcount by 2,057 FTEs, or approximately 8.6%, to 25,931 FTEs.

The following table illustrates the geographic diversity of our operations as of December 31, 2012:

	Delivery centers	Built up seats(1)	Used seats(1)	Headcount
India	17	16,486	11,606	20,294
UK	4	519	237	302
South Africa	3	1,694	1,448	2,106
Philippines	2	1,579	1,290	1,950
Sri Lanka	1	418	417	485
Romania	1	381	300	362
Costa Rica	1	405	243	304
US	1	—	—	64
Poland	1	65	48	53
Australia	—	—	—	8
United Arab Emirates	—	—	—	3

	31	21,547	15,589	25,931

Note:

(1)	Built up seats refer to the total number of production seats (excluding support functions such as Finance, Human Resource and Administration) that are set up in any premises. Used seats refer to the number of built up seats that are being used by employees. The remainder is referred to as “vacant seats.” Vacant seats are converted into used seats when we increase headcount.

We intend to continue expanding our global delivery capability in the future, and we are exploring plans to do so in areas such as Asia Pacific and Latin America. In May 2012, we announced our plans to establish a new delivery center in South Carolina in the US, which will be our first delivery center in North America. We expect this new delivery center to start operations in the fourth quarter of fiscal 2013. In October 2012, our newest delivery center in Gdynia, Poland commenced operations. In the third quarter of fiscal 2013, we also started to deliver services primarily in Mandarin and Japanese through a subcontractor’s delivery center located in Dalian, China.

In June 2012, we acquired Fusion, a leading BPO provider with two delivery centers in South Africa. Fusion provides a range of outsourcing services, including contact center, customer care and business continuity services, to both South African and international clients. With operations in Cape Town and Johannesburg, Fusion employed 1,409 people as of June 30, 2012. Following our acquisition, we have renamed Fusion as WNS Global Services SA (Pty) Ltd and increased its headcount to 2,106 people as of December 31, 2012.

Attrition

Our business relies on a large number of skilled employees. We continue to invest in our employee base in order to increase productivity and employee retention.

The following table sets forth our employee attrition data:

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	Three months ended			Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Attrition(1)	33%	33%	36%	39%	35%	39%	41%	45%

Note:

(1)	The attrition rate for each of the quarters indicated is presented on an annualized basis, calculated by multiplying by 100 a fraction having (a) a numerator equal to the number of our employees who resigned during such quarter after having completed at least six months of employment multiplied by 365 days divided by the number of days in such quarter and (b) a denominator equal to the average headcount calculated based on the number of employees who have completed at least six months of employment at the beginning and end of each period. The attrition rate for the three months ended March 31, 2011 previously made publicly available by our company was calculated on a different basis and has been restated above on the basis described in the preceding sentence for consistency in the method of calculation of the attrition rates for all the quarters presented above.

Seat Utilization Rate

The following table presents certain operating data as at the dates indicated:

	As at March 31,
	2012	2011	2010
Total headcount	23,874	21,523	21,958
Built up seats(1)	18,928	16,278	15,836
Used seats(1)	14,082	13,256	13,659
Seat utilization rate(2)	1.3	1.4	1.4

Notes:

(1)	Built up seats refer to the total number of production seats (excluding support functions like Finance, Human Resource and Administration) that are set up in any premises. Used seats refer to the number of built up seats that are being used by employees. The remainder would be termed “vacant seats.” The vacant seats would get converted into used seats when we increase headcount.

(2)	The seat utilization rate is calculated by dividing the average total headcount by the average number of built up seats to show the rate at which we are able to utilize our built up seats. Average total headcount and average number of built up seats are calculated by dividing the aggregate of the total headcount or number of built up seats, as the case may be, as at the beginning and end of the fiscal year by two.

During fiscal 2012, our built up seats increased by 16.3% from 16,278 as at the end of fiscal 2011 to 18,928 as at the end of fiscal 2012 when we established additional delivery centers in Pune and Chennai in India and expanded seating capacities in our existing delivery centers in Mumbai, India and Costa Rica. This was part of our strategy to expand our delivery capabilities, including in the Special Economic Zone in India. Our total headcount increased by 10.9% from 21,523 to 23,874 during the same period, resulting in a decline in our seat utilization rate from 1.4 in fiscal 2011 to 1.3 in fiscal 2012. This 0.1 decline in our seat utilization rate reduced our gross profit as a percentage of revenue by approximately 0.7% and reduced our gross profit as a percentage of revenue less repair payments by approximately 0.8%. This reduction partially offset the increase in gross profit as a percentage of revenue in fiscal 2012 as compared to fiscal 2011 that was primarily attributable to the changes to certain client contracts and contracts with repair centers as a result of which we no longer account for the amounts received from these clients for payments to repair centers as revenue, resulting in lower revenue.

The Offering

ADSs that selling shareholders are offering	12,625,343 ADSs (14,519,144 ADSs if the underwriters exercise their over allotment option in full).

Number of ordinary shares per ADS	One ordinary share.

Ordinary shares outstanding before and after this offering	50,452,199 ordinary shares(1).

The ADSs	Each ADS represents the right to receive one ordinary share. The ADSs will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by Deutsche Bank Trust Company Americas, as Depositary.

The Depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement and the ADRs.

Subject to compliance with the relevant requirements set out herein, you may turn in your ADSs to the Depositary in exchange for ordinary shares underlying your ADSs.

The Depositary will charge you fees for exchanges.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus to better understand the terms of the ADSs. You should also read the deposit agreement and the form of the ADRs, which are exhibits to the registration statement that includes the accompanying prospectus.

Offering price	The public offering price is $12.75 per ADS.

Selling shareholders	See “Principal and Selling Shareholders” and “Selling Shareholders” in the accompanying prospectus for information on the selling shareholders in this offering.

Over allotment option	The underwriters have the option to purchase within 30 days of the date of this prospectus supplement up to an additional 1,893,801 ADSs from the selling shareholders to cover over allotments, if any, at the initial price to public less underwriting discounts and commissions.

Use of proceeds	All of the ADSs offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of any ADSs by the selling shareholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as they may be amended, updated or modified periodically in our reports filed with the SEC for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Trading market for ADSs	Our ADSs are listed on the New York Stock Exchange under the symbol “WNS.” On February 11, 2013, the closing sale price for our ADSs as reported on the New York Stock Exchange was $13.90 per ADS.

Depositary	Deutsche Bank Trust Company Americas.

Lock-up	We, our directors and executive officers have agreed with the underwriters not to sell, transfer or dispose of any of our ordinary shares or ADSs for a period of 90 days after the date of this prospectus supplement. See “Underwriting.”

US federal income tax consequences	See “Taxation — US Federal Income Taxation” in the accompanying prospectus for a discussion of certain material US federal income tax consequences of an investment in the ADSs.

Note:

(1)	Calculated based on 50,452,199 ordinary shares outstanding as of December 31, 2012. The number of shares to be outstanding immediately after this offering excludes (i) 51,038 ordinary shares/ADSs issued pursuant to our Second Amended and Restated 2006 Incentive Award Plan during the period from January 1, 2013 to the date of this prospectus supplement, (ii) 870,206 ordinary shares/ADSs issuable upon the exercise of share options and vesting of restricted share units outstanding as of the date of this prospectus supplement and (iii) 3,519,487 ordinary shares/ADSs available for future issuance under our Second Amended and Restated 2006 Incentive Award Plan and our 2002 Stock Incentive Plan as of the date of this prospectus supplement.

Summary Financial and Operating Data

Our consolidated financial statements included in our annual report on Form 20-F for fiscal 2012 are prepared in conformity with IFRS, as issued by IASB. We adopted IFRS with effect from April 1, 2011 by applying IFRS 1, “First-time Adoption of International Financial Reporting Standards.”

Since these are our first annual consolidated financial statements prepared in accordance with IFRS, pursuant to transitional relief granted by the SEC in respect of the first time adoption of IFRS, we have only provided financial statements and financial information for the fiscal years ended March 31, 2012 and March 31, 2011, and no comparative data for the fiscal year ended March 31, 2010 has been included.

The summary consolidated statement of income data for fiscal 2012 and 2011 and the summary consolidated statement of financial position data as of March 31, 2012 and 2011 presented below have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2012 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

The summary condensed consolidated statement of income data for the nine months ended December 31, 2012 and 2011 and the summary condensed consolidated statement of financial position data as of December 31, 2012 and 2011 presented below have been derived from our unaudited condensed consolidated financial statements included in our report on Form 6-K as furnished to the SEC on January 16, 2013 and incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The historical results are not necessarily indicative of results to be expected in any future periods.

You should read the following information in conjunction with our consolidated financial statements, including the accompanying notes, “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the fiscal year ended March 31, 2012, and our condensed consolidated financial statements, including the accompanying notes, and management’s discussion and analysis of financial condition and results of operations for the nine months ended December 31, 2012 and 2011 included in our report on Form 6-K furnished to the SEC on January 16, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the nine months ended December 31,		For the year ended March 31,
	2012	2011	2012	2011
	(US dollars in millions, except share and per share data)
Consolidated Statement of Income Data:
Revenue(1)	$341.1	$360.8	$474.1	$616.3
Cost of revenue(1)(2)	229.6	262.7	340.9	490.0

Gross profit	111.5	98.1	133.2	126.2
Operating expenses:
Selling and marketing expenses(2)	22.4	20.1	26.3	23.5
General and administrative expenses(2)	42.9	38.4	51.3	56.4
Foreign exchange loss (gains), net	6.6	(2.1)	(1.9)	(15.1)
Amortization of intangible assets	19.7	22.4	29.5	31.8

Operating profit	19.9	19.3	28.0	29.7
Other income, net	(3.2)	(0.3)	(0.0)	(1.1)
Finance expense	2.8	3.1	4.0	11.4

Profit before income taxes	20.3	16.5	24.0	19.4
Provision for income taxes	7.1	8.4	11.5	1.5

Profit	$13.2	$8.1	$12.5	$17.9

Earnings per share of ordinary share:
Basic	$0.26	$0.18	$0.28	$0.40
Diluted	$0.26	$0.18	$0.27	$0.40
Basic weighted average ordinary shares outstanding (in millions)	50.2	44.6	45.3	44.3
Diluted weighted average ordinary shares outstanding (in millions)	51.8	45.7	46.5	45.2

	As of December 31,		As of March 31,
	2012	2011	2012	2011
	(US dollars in millions)
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	$26.7	$23.3	$46.7	$27.1
Bank deposits and marketable securities	59.6	11.4	26.4	0.0
Total assets	528.0	472.4	525.0	522.6
Short term line of credit	40.6	34.1	24.0	14.6
Current portion of long term debt	4.1	70.1	26.0	49.4
Long term debt	40.0	2.1	36.7	42.9
Total shareholders’ equity	$288.5	$215.0	$284.1	$264.9

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	Three months ended			Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(US dollars in millions)
Other Consolidated Financial Data:
Revenue	120.2	113.1	107.8	113.3	117.2	117.9	125.7	159.5	152.7
Gross profit as a percentage of revenue	32.7%	33.4%	31.9%	31.0%	30.0%	27.7%	24.1%	21.1%	20.7%
Operating profit as a percentage of revenue	6.5%	6.0%	4.9%	7.6%	6.9%	5.8%	3.5%	5.6%	6.3%
Cash flows from operating activities	25.8	15.0	6.2	16.3	16.9	21.7	2.3	14.6	12.2
Capital expenditure	5.8	7.6	4.4	3.4	4.9	6.2	6.8	4.8	3.7
Tax rate(3)	26.4%	37.0%	45.7%	41.2%	44.5%	41.2%	80.5%	(7.3)%	(2.7)%
Non-GAAP Financial Measures:
Revenue less repair payments(4)	113.5	107.3	102.6	99.8	97.2	100.2	97.8	94.3	92.7
Constant currency revenue less repair payments(5)	113.5	108.4	103.5	101.1	98.1	99.8	96.7	94.2	93.4
Gross profit as a percentage of revenue less repair payments	34.7%	35.2%	33.5%	35.2%	36.1%	32.6%	30.9%	35.7%	34.0%
Adjusted Net Income(6)	14.0	12.2	11.1	13.2	12.1	12.0	10.0	18.2	18.0
Adjusted EBITDA(6)	20.9	19.3	18.0	21.0	20.3	19.5	17.9	22.9	23.2
Net debt(7)	(1.7)	15.2	22.2	13.6	71.6	75.1	83.9	79.8	89.9
Operating Data:
Number of employees (at period end)	25,931	25,714	25,939	23,874	22,697	21,565	21,808	21,523	21,213

Notes:

(1)	During the first quarter of fiscal 2012, we re-negotiated contracts with certain of our clients and repair centers in the auto claims business, whereby the primary responsibility for providing the services is borne by the repair centers instead of us and the credit risk that the client may not pay for the services is no longer borne by us. As a result of these changes, we are no longer considered to be the principal in providing the services. Accordingly, we no longer account for the amount received from these clients for payments to repair centers and the payments made to repair centers for cases referred by these clients as revenue and cost of revenue, respectively, resulting in lower revenue and cost of revenue. The contract re-negotiation process is ongoing and aimed at simplifying our accounting requirements.

(2)	Includes the following share-based compensation amounts:

	For the nine months ended December 31,		For the year ended March 31,
	2012	2011	2012	2011
	(US dollars in millions)
Cost of revenue	$0.7	$0.7	$1.0	$0.7
Selling and marketing expenses	0.4	0.3	0.4	0.2
General and administrative expenses	3.3	2.6	3.9	2.3

(3)	Tax rate is calculated by dividing the provision for income taxes divided by profit (loss) before income taxes.

(4)	Revenue less repair payments is a non-GAAP financial measure which is calculated as (a) revenue less (b) in our auto claims business, payments to repair centers (1) for “fault” repair cases where we act as the principal in our dealings with the third party repair centers and our clients and (2) for “non fault” repair cases with respect to one client as discussed below. See the explanation below, as well as “Item 5. Operating and Financial Review and Prospects — Overview” and notes to our consolidated financial statements included elsewhere in our annual report on Form 20-F for fiscal 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus. The following table reconciles our revenue (a GAAP financial measure) to revenue less repair payments (a non-GAAP financial measure) for the indicated periods:

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	Three months ended			Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(US dollars in millions)
Revenue (GAAP)	120.2	113.1	107.8	113.3	117.2	117.9	125.7	159.5	152.7
Less: Payments to repair centers(a)	6.7	5.8	5.2	13.5	20.0	17.7	27.8	65.2	60.0
Revenue less repair payments (non-GAAP)	113.5	107.3	102.6	99.8	97.2	100.2	97.8	94.3	92.7

Note:

(a)	Consists of payments to repair centers in our auto claims business (1) for “fault” repair cases where we act as the principal in our dealings with the third party repair centers and our clients and (2) for “non fault” repair cases with respect to one client as discussed below.

We have two reportable segments for financial statement reporting purposes — WNS Global BPO and WNS Auto Claims BPO. In our WNS Auto Claims BPO segment, we provide both “fault” and “non fault” repairs. For “fault” repairs, we provide claims handling and repair management services, where we arrange for automobile repairs through a network of third party repair centers. In our repair management services, where we act as the principal in our dealings with the third party repair centers and our clients, the amounts which we invoice to our clients for payments made by us to third party repair centers are reported as revenue. Where we are not the principal in providing the services, we record revenue from repair services net of repair cost. Since we wholly subcontract the repairs to the repair centers, we evaluate the financial performance of our “fault” repair business based on revenue less repair payments to third party repair centers, which is a non-GAAP financial measure. We believe that revenue less repair payments for “fault” repairs reflects more accurately the value addition of the business process outsourcing services that we directly provide to our clients.

For our “non fault” repairs business, we generally provide a consolidated suite of accident management services including credit hire and credit repair, and we believe that measurement of such business on a basis that includes repair payments in revenue is appropriate. Revenue including repair payments is therefore used as a primary measure to allocate resources and measure operating performance for accident management services provided in our “non fault” repairs business. For one client in our “non fault” repairs business (whose contract with us has been terminated with effect from April 18, 2012), we provide only repair management services where we wholly subcontract the repairs to the repair centers (similar to our “fault” repairs). Accordingly, we evaluate the financial performance of our business with this client in a manner similar to how we evaluate our financial performance for our “fault” repairs business, that is, based on revenue less repair payments. Our “non fault” repairs business where we provide accident management services accounts for a relatively small portion of our revenue for our WNS Auto Claims BPO segment.

This non-GAAP financial information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information for investors regarding the financial performance of our business and our two reportable segments. Our revenue less repair payments may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

(5)	Constant currency revenue less repair payments is a non-GAAP financial measure. We present constant currency revenue less repair payments so that revenue less repair payments may be viewed without the impact of foreign currency exchange rate fluctuations, thereby facilitating period-to-period comparisons of business performance. Constant currency revenue less repair payments is calculated, for the indicated periods, by restating the prior period’s revenue less repair payments denominated in pound sterling or Euro, as applicable, using the foreign exchange rate used for the latest period.

(6)	Adjusted Net Income is a non-GAAP financial measure which we present as a supplemental measure of our performance. Adjusted Net Income is calculated, for the indicated periods, as profit excluding amortization of intangible assets and share-based compensation expense. The following table reconciles our Adjusted Net Income (a non-GAAP financial measure) to our profit (a GAAP financial measure) for the indicated periods:

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	Three months ended			Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(US dollars in millions)
Profit (GAAP)	6.1	4.3	2.8	4.4	4.0	3.4	0.7	8.8	9.0
Add: Amortization of intangible assets	6.6	6.5	6.6	7.1	7.0	7.5	7.8	8.0	8.0
Add: Share-based compensation expense	1.3	1.4	1.7	1.7	1.1	1.1	1.5	1.5	1.1
Adjusted Net Income (non-GAAP)	14.0	12.2	11.1	13.2	12.1	12.0	10.0	18.2	18.0

Adjusted EBITDA is a non-GAAP financial measure which we present as another supplemental measure of our performance. We define Adjusted EBITDA, for the indicated periods, as profit plus (i) finance expense, (ii) provision for income taxes, and (iii) depreciation and amortization, as further adjusted by (iv) share-based compensation. The following table reconciles our Adjusted EBITDA (a non-GAAP financial measure) to our profit (a GAAP financial measure) for the indicated periods:

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	Three months ended			Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(US dollars in millions)
Profit (GAAP)	6.1	4.3	2.8	4.4	4.0	3.4	0.7	8.8	9.0
Add: Finance expense	0.9	0.9	1.0	0.9	1.0	0.9	1.2	1.2	1.2
Add: Provision for income taxes	2.2	2.5	2.4	3.1	3.2	2.4	2.7	(0.6)	(0.2)
Add: Depreciation and amortization	10.4	10.2	10.1	10.9	11.0	11.7	11.9	12.1	12.2
Add: Share-based compensation	1.3	1.4	1.7	1.7	1.1	1.1	1.5	1.5	1.1
Adjusted EBITDA (non-GAAP)	20.9	19.3	18.0	21.0	20.3	19.5	17.9	22.9	23.2

You are encouraged to evaluate the foregoing adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted Net Income and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in these presentations. Our presentation of Adjusted Net Income and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use these non-GAAP financial measures (i) as a factor in evaluating management’s performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.

Adjusted Net Income and Adjusted EBITDA have limitations as analytical tools. Some of these limitations are:

(a)	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

(b)	they do not reflect changes in, or cash requirements for, our working capital needs;

(c)	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

(d)	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

(e)	non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period; and

(f)	other companies in our industry may calculate Adjusted Net Income or Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

See “Item 5. Operating and Financial Review and Prospects — Overview” in our annual report on Form 20-F for fiscal 2012 and the notes to our annual consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

(7)	Net debt is a non-GAAP financial measure equal to the sum of long term debt, current portion of long term debt and short term line of credit less cash and cash equivalents and bank deposits and marketable securities, as shown below. Management believes that net debt is a useful measure because it represents the amount of debt obligations that are not covered by available cash and temporary investments. This non-GAAP information has limitations as an analytical tool and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The primary limitation of net debt as an analytical tool is that it does not take into consideration that the cash and cash equivalents, bank deposits and marketable securities may not be available at any given time to pay down debt. Our net debt may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

	Fiscal 2013			Fiscal 2012				Fiscal 2011
	As of			As of				As of
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(US dollars in millions)
Short term line of credit	40.6	31.0	21.0	24.0	34.1	19.0	11.7	14.6	8.7
Current portion of long term debt	4.1	4.1	26.1	26.0	70.1	70.1	49.5	49.4	39.3
Long term debt	40.0	40.3	40.1	36.7	2.1	2.1	43.0	42.9	72.1
Total debt	84.6	75.4	87.2	86.7	106.3	91.2	104.2	106.9	120.1
Less: Cash and cash equivalents	26.7	32.8	52.2	46.7	23.3	16.1	20.3	27.1	30.2
Less: Bank deposits and marketable securities	59.6	27.4	12.8	26.4	11.4	—	0.0	0.0	0.0
Net debt (non-GAAP)	(1.7)	15.2	22.2	13.6	71.6	75.1	83.9	79.8	89.9

RISK FACTORS

Investing in our ADSs involves risks. Before making an investment decision, you should carefully consider the risks under “Risk Factors” in our annual report on Form 20-F for fiscal 2012 and updates to those risk factors in our report on Form 6-K furnished to the SEC on January 16, 2013, together with all of the other information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

All of the ADSs offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of any ADSs by the selling shareholders. However, we will pay the expenses of the offering, except for the underwriting discounts and commissions relating to the ADSs that the selling shareholders are selling and the selling shareholders’ legal fees. We estimate that the total expenses of the offering payable by us will be approximately $350,000.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

Our ADSs are listed on the New York Stock Exchange under the symbol “WNS” and commenced trading on July 26, 2006 at an initial offering price of $20.00 per ADS. On February 11, 2013, the closing sale price for our ADSs as reported on the New York Stock Exchange was $13.90 per ADS.

The following table provides the high and low closing sale prices per ADS on the New York Stock Exchange for each of the indicated periods:

	Price range
	High	Low
Fiscal Year:
Fiscal Year ended March 31, 2008	$29.85	$12.81
Fiscal Year ended March 31, 2009	$20.00	$3.10
Fiscal Year ended March 31, 2010	$17.25	$5.10
Fiscal Year ended March 31, 2011	$13.38	$8.46
Fiscal Year ended March 31, 2012	$13.05	$7.82

Fiscal Quarter:
Fiscal Year ended March 31, 2011
First Quarter	$13.38	$9.62
Second Quarter	$13.35	$8.46
Third Quarter	$12.94	$8.76
Fourth Quarter	$11.98	$9.70
Fiscal Year ending March 31, 2012
First Quarter	$10.68	$8.64
Second Quarter	$12.00	$8.81
Third Quarter	$13.05	$7.82
Fourth Quarter	$12.05	$8.56

Month:
August 2012	$10.58	$9.41
September 2012	$10.82	$10.20
October 2012	$10.68	$10.14
November 2012	$11.02	$10.43
December 2012	$11.07	$10.32
January 2013	$12.73	$10.57
February 2013 (through February 11, 2013)	$13.90	$12.38

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2012.

You should read this table together with our annual consolidated financial statements, including the accompanying notes, and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for fiscal 2012 and our condensed interim consolidated financial statements, including the accompanying notes, and management’s discussion and analysis of financial condition and results of operations for the nine months ended December 31, 2012 and 2011 included in our report on Form 6-K furnished to the SEC on January 16, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of December 31, 2012
(US dollars in millions)
Cash and cash equivalents	$26.7

Short term line of credit	$40.6
Current portion of long term debt	4.1
Long term debt	40.0

Total debt(1)	$84.6

Shareholders’ equity:
Share capital (ordinary shares $0.16 (10 pence) par value, authorized 60,000,000 shares; issued 50,452,199 shares)	7.9
Share premium	268.0
Retained earnings	72.3
Other components of equity	$(59.8)

Total shareholders’ equity	$288.5

Total capitalization	$373.1

Note:

(1)	Includes $57.3 million of secured debt and $27.3 million of unsecured debt. The entire $84.6 million of debt has been incurred by our subsidiaries and guaranteed by WNS at the parent level and by certain other subsidiaries.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of December 31, 2012, by each selling shareholder and each person known by us to beneficially own 5% or more of our ordinary shares based on an aggregate of 50,452,199 ordinary shares as of that date.

	Shareholding in WNS (Holdings) Limited		Shares being sold in this offering	Shareholding beneficially owned after this offering		Shares being sold if over allotment is exercised in full	Shareholding beneficially owned after this offering if over allotment is exercised in full
Name of beneficial owner	Shares	Percentage(1)		Shares	Percentage		Shares	Percentage
Warburg Pincus Private Equity VIII, L.P.(2)	7,259,572	14.39%	6,312,672	946,900	1.88%	7,259,572	—	—
Warburg Pincus International Partners, L.P.(2)	6,969,190	13.81%	6,060,165	909,025	1.80%	6,969,190	—	—
Warburg Pincus Netherlands International Partners I, C.V.(2)	290,382	0.58%	252,506	37,876	0.08%	290,382	—	—
Warburg Pincus (Total)	14,519,144	28.78%	12,625,343	1,893,801	3.75%	14,519,144	—	—
FMR LLC(3)	3,280,800	6.50%	—	3,280,800	6.50%	—	3,280,800	6.50%
Columbia Wanger Asset Management, L.P.(4)	6,103,983	12.10%	—	6,103,983	12.10%	—	6,103,983	12.10%
Nalanda India Fund Limited(5)	5,211,410	10.33%	—	5,211,410	10.33%	—	5,211,410	10.33%

Notes:

(1)	Based on an aggregate of 50,452,199 ordinary shares as of December 31, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for the purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	The selling shareholders are Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, or WP VIII, Warburg Pincus International Partners, L.P., a Delaware limited partnership, or WPIP, and Warburg Pincus Netherlands International Partners I, C.V., a company organized under the laws of the Netherlands, or WPIP CV I. Warburg Pincus Partners LLC, a New York limited liability company, or WPP LLC, is the general partner of WP VIII, WPIP and WPIP CV I. Warburg Pincus & Co., a New York general partnership, or WP, is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company, or WP LLC, is the manager of WP VIII, WPIP and WPIP CV I. Each of Charles R. Kaye and Joseph P. Landy is a Managing General Partner of WP and a Co-President and Managing Member of WP LLC and may be deemed to control the Warburg Pincus entities. WP VIII has entered into an agreement with Warburg Pincus Netherlands Private Equity VIII C.V. I, a company organized under the laws of the Netherlands, or WP VIII CV I, and WP-WPVIII Investors, L.P., a Delaware limited partnership, or WP-WPVIII Investors, pursuant to which interests in the aforementioned ordinary shares held by WP VIII are to be allocated among WP VIII, WP VIII CV I and WP-WPVIII Investors on a pro rata basis, based upon their respective aggregate capital commitments to WP VIII and related co-investment entities. WPIP has entered into an agreement with WPIP CV I and WP-WPIP Investors, L.P., a Delaware limited partnership, or WP-WPIP Investors, pursuant to which interests in the aforementioned ordinary shares held by WPIP and WPIP CV I are to be allocated among WPIP, WPIP CV I and WP-WPIP Investors on a pro rata basis, based upon their respective aggregate capital commitments to WP VIII and related co-investment entities.

The address of the selling shareholders is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017, USA.

(3)	Information is based on Amendment No. 6 to a report on Schedule 13G jointly filed with the SEC on October 10, 2012 by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Mid Cap Stock Fund. Edward C. Johnson 3d is the Chairman of FMR LLC. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the investment adviser to Fidelity Mid Cap Stock Fund.

(4)	Information is based on Amendment No. 4 to a report on Schedule 13G filed with the SEC on February 10, 2012 by Columbia Wanger Asset Management, LLC.

(5)	Information is based on a report on Schedule 13G filed with the SEC on February 2, 2011 by Nalanda India Fund Limited.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated below:

Underwriter	Number of ADSs

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	5,998,300
Wells Fargo Securities, LLC	4,665,064
Robert W. Baird & Co Incorporated.	653,993
William Blair & Company, L.L.C.	653,993
Janney Montgomery Scott LLC	653,993

Total	12,625,343

The underwriters are offering the ADSs subject to their acceptance of the ADSs from the selling shareholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement and the accompanying prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,893,801 additional ADSs at the initial price to public set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over allotments, if any, made in connection with the offering of the ADSs. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table.

The underwriters initially propose to offer part of the ADSs directly to the public at the initial price to public listed on the cover page of this prospectus supplement and part to certain dealers at that price less a concession not in excess of $0.32 per ADS. After the initial offering of the ADSs, the offering price, concession and other selling terms may from time to time be varied by the representatives.

The following table shows the initial price to public, underwriting discounts and commissions, and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their over allotment option.

	Per ADS	No exercise	Full exercise
Initial price to public	$12.7500	$160,973,123	$185,119,086
Underwriting discounts and commissions	$0.6056	$7,645,907	$8,792,794
Proceeds, before expenses, to the selling shareholders	$12.1444	$153,327,216	$176,326,292

We estimate that the total expenses of the offering payable by us will be approximately $350,000, including printing and delivery expenses of approximately $50,000, accounting and legal professional fees of approximately $280,000 and other expenses of approximately $20,000. The selling shareholders are paying the underwriting discounts and commissions relating to the ADSs they are selling and their legal fees, and we are bearing the other expenses of this offering described above.

Each of us, our directors and our executive officers has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, with certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs;

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise; or

•	file or cause to be filed a registration statement relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The foregoing restrictions, subject to the recipient of ordinary shares or ADSs described in clauses (3), (4) and (6) below agreeing to abide by the foregoing restrictions, do not apply to:

(1)	the sale of ordinary shares or ADSs to the underwriters in this offering; or

(2)	transactions by a director or executive officer relating to ordinary shares, ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs;

(3)	the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

(4)	the issuance by us of ordinary shares, or options to purchase ordinary shares, pursuant to our 2002 Stock Incentive Plan or our Second Amended and Restated 2006 Incentive Award Plan;

(5)	the issuance by us of ordinary shares in connection with our acquisition of or merger with or into any other company (provided that the amount of shares issued in connection with any such transaction does not in the aggregate exceed 10% of our total shares outstanding at the time of this offering);

(6)	transfers by a director or executive officer of ordinary shares or any security convertible into shares as a bona fide gift; and

(7)

transactions by a director or executive officer of ordinary shares, ADSs or securities convertible into or exercisable or exchangeable for ordinary shares or ADSs pursuant to a bona fide tender offer made for all outstanding ordinary shares, ADSs and securities convertible into or exercisable or exchangeable for ordinary shares or ADSs or a sale of all or substantially all of our assets or equity (whether by merger, sale of assets or otherwise) (provided that any tender agreement, voting agreement or similar agreement entered into in connection with any such tender offer or sale of all or substantially all our assets or equity shall be deemed to be pursuant to such tender offer or sale for purposes of this paragraph).

The lock-up period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up, the lock-up will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that in the case of clause (2) above, if no earnings results are released or no material news or material event occurs, as applicable, during the 16-day period, the lock-up will terminate on the last day of the 16-day period.

The ADSs are listed on the New York Stock Exchange under the symbol “WNS.”

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over allotment option. The underwriters may also sell ADSs in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, the underwriters are not required to engage in these activities, and may end any of these activities at any time.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. We have been advised by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and Warburg Pincus Netherlands International Partners I, C.V., the selling shareholders in this offering, that an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated holds a non-voting equity interest in Warburg Pincus Partners, LLC, the general partner of each of the selling shareholders.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have provided and continue to provide, and may in the future additionally provide, services to affiliates of certain of the underwriters, in the ordinary course of our business.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, NY 10036, USA. The address of Wells Fargo Securities, LLC is 375 Park Avenue, New York, NY 10152, USA. The address of Robert W. Baird & Co. Incorporated is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, USA. The address of William Blair & Company, L.L.C. is 222 West Adams Street, Chicago, IL 60606, USA. The address of Janney Montgomery Scott LLC is 1717 Arch Street, Philadelphia, PA 19103, USA.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions

No action has been taken in any jurisdiction (except in the US) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us, the selling shareholders or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus, any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each of which we refer to herein as a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADS shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires, any ADSs under the offers contemplated in this document will be deemed to have represented, warranted and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons. We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer within the European Economic Area of ADSs which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” or “offer” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This European Economic Area selling restriction is in addition to other selling restrictions set out in this document.

United Kingdom

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth companies, and persons to whom it may otherwise be lawfully communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

This prospectus supplement and the accompanying prospectus may be communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement and the accompanying prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed onto third parties. The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in those rules. The prospectus supplement and the accompanying prospectus must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved the prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out in the prospectus supplement and the accompanying prospectus, and has no responsibility for the prospectus supplement and the accompanying prospectus. The ADSs to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

TAXATION

US Federal Income Taxation

The following discussion describes certain material US federal income tax consequences to US Holders (defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to US Holders that hold the ADSs or ordinary shares as capital assets and that have the US dollar as their functional currency. This discussion is based on the tax laws of the US as in effect on the date of this prospectus supplement and on US Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	real estate investment trusts;

•	regulated investment companies;

•	US expatriates;

•	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	partnerships or pass-through entities, or persons holding ADSs or ordinary shares through such entities; or

•	persons that actually or constructively own 10% or more of our voting stock.

US HOLDERS OF OUR ADSs OR ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of ADSs or ordinary shares and you are, for US federal income tax purposes:

•	a citizen or resident of the US;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to US federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more US persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will depend on your status and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus, are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for US federal income tax purposes. The US Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any foreign taxes paid and the availability of the reduced tax rate for any dividends received by certain non-corporate US Holders, including individuals US Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and us if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares.

Distributions

Subject to the rules applicable to passive foreign investment companies for U.S. federal income tax purposes, or PFICs, discussed below, the gross amount of distributions made by us with respect to the ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will be includable in your gross income in the year received (or deemed received) as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under US federal income tax principles. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under US federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that a distribution will be treated as a dividend. No dividends received deduction will be allowed for US federal income tax purposes with respect to dividends paid by us.

With respect to non-corporate US Holders, including individual US Holders, under current law dividends may be “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) we are not a PFIC (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, (2) certain holding period requirements are met, and (3) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the US. Under US Internal Revenue Service, or IRS, authority, common shares, or ADSs representing such shares, are considered to be readily tradable on an established securities market in the US if they are listed on the New York Stock Exchange, as our ADSs are. However, based on existing guidance, it is not entirely clear whether any dividends you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a US exchange. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to ADSs or ordinary shares, including the effects of any change in law after the date of this prospectus supplement.

The amount of any distribution paid in a currency other than the US dollar (a foreign currency) will be equal to the US dollar value of such foreign currency on the date such distribution is received by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, regardless of whether the payment is in fact converted into US dollars at that time. Gain or loss, if any, realized on the sale or other disposition of such foreign currency will be US source ordinary income or loss, subject to certain exceptions and limitations. If such foreign currency is converted into US dollars on the date of receipt, a US Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Subject to certain exceptions, for foreign tax credit purposes, dividends distributed by us with respect to ADSs or ordinary shares generally will constitute foreign source income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income”. To the extent the dividends would be taxable as qualified dividend income with respect to non-corporate US Holders, including individual US Holders (subject to the discussion above), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. You are urged to consult your tax advisors regarding the foreign tax credit limitation and source of income rules with respect to distributions on the ADSs or ordinary shares.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of ADSs or ordinary shares, you generally will recognize a capital gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realized and your tax basis in such ADSs or ordinary shares. If the consideration you receive for the ADSs or ordinary shares is not paid in US dollars, the amount realized will be the US dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ADSs or ordinary shares, as applicable, are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the US dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. Your initial tax basis in your ADSs or ordinary shares will equal the US dollar value of the cost of such ADSs or ordinary shares, as applicable. If you use foreign currency to purchase ADSs or ordinary shares, the cost of such ADSs or ordinary shares will be the US dollar value of the foreign currency purchase price determined by reference to the spot rate of exchange on the date of purchase. However, if the ADSs or ordinary shares, as applicable, are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, you will determine the US dollar value of the cost of such ADSs or ordinary shares, as applicable, by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to certain exceptions and limitations, capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares generally will be US source gain or loss and treated as long-term capital gain or loss if your holding period in the ADSs or ordinary shares exceeds one year. Subject to the PFIC rules discussed below and other limitations, if you are a non-corporate US Holder, including an individual US Holder, any long-term capital gain will be subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

Passive Foreign Investment Company

A non-US corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based on our financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC with respect to our most recently closed taxable year. In addition, based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we do not expect to be a PFIC for US federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our US counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” or qualified electing fund, or QEF, election (if available) as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution.

Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge normally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

In addition, if we are a PFIC, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in such subsidiaries that are directly or indirectly owned by us in that proportion which the value of the shares you own so bears to the value of all of our shares, and may be subject to the adverse tax consequences described above with respect to the shares of such subsidiaries you would be deemed to own.

If we are a PFIC, you may avoid taxation under the rules described above by making a QEF election to include your share of our income on a current basis in any taxable year that we are a PFIC, provided we agree to furnish you annually with certain tax information. However, we do not presently intend to prepare or provide such information.

Alternatively, if the ADSs are “marketable stock” (as defined below), you can avoid taxation under the unfavorable PFIC rules described above in respect of the ADSs by making a mark-to-market election in respect of the ADSs by the due date (determined with regard to extensions) for your tax return in respect of your first taxable year during which we are treated as a PFIC. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income in each of your taxable years during which we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. Further, distributions would be taxed as described above under “— Distributions,” except the preferential dividend rates with respect to “qualified dividend income” would not apply. You will not be required to recognize mark-to-market gain or loss in respect of your taxable years during which we were not at any time a PFIC.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the New York Stock Exchange, or other market, as defined in the applicable US Treasury regulations. Our ADSs are listed on the New York Stock Exchange and consequently, if you hold ADSs the mark-to-market election would be available to you, provided the ADSs are traded in sufficient quantities. US Holders of ADSs or ordinary shares should consult their tax advisors as to whether the ADSs or ordinary shares would qualify for the mark-to-market election.

You also generally can make a “deemed sale” election in respect of any time we cease being a PFIC, in which case you will be deemed to have sold, at fair market value, your ADSs or ordinary shares (and shares of our PFIC subsidiaries, if any, that you are deemed to own) on the last day of our taxable year immediately prior to our taxable year in respect of which we are not a PFIC. If you make this deemed sale election, you generally would be subject to the unfavorable PFIC rules described above in respect of any gain realized on such deemed sale, but as long as we are not a PFIC for future years, you would not be subject to the PFIC rules for those future years.

If you hold ADSs or ordinary shares in any year in which we or any of our subsidiaries are a PFIC, you would be required to file an annual information report with the IRS, for each entity that is a PFIC, regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares. You should consult your tax advisors regarding the potential application of the PFIC rules to your ownership of ADSs or ordinary shares and the elections discussed above.

US Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible US backup withholding. Backup withholding will not apply, however, to a US Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Additional Reporting Requirements

For taxable years beginning after March 18, 2010, certain US Holders who are individuals are required to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions. US Holders should consult their tax advisers regarding the effect, if any, of new US federal income tax legislation on their ownership and disposition of ADS or ordinary shares.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•

our annual report on Form 20-F (File No. 001-32945) for the fiscal year ended March 31, 2012 filed with the SEC on April 26, 2012, as amended by Amendment No. 1 thereto filed with the SEC on July 20, 2012;

•

our reports on Form 6-K (File No. 001-32945) furnished to the SEC and indicated therein to be incorporated by reference in the registration statement of which this document is a part on June 21, 2012, July 18, 2012 (containing our unaudited condensed consolidated financial statements as of June 30, 2012 and for the three months ended June 30, 2012 and 2011), August 2, 2012, September 4, 2012, September 21, 2012, October 17, 2012 (containing our unaudited condensed consolidated financial statements as of September 30, 2012 and for the three and six months ended September 30, 2012 and 2011), December 4, 2012 and January 16, 2013 (containing our unaudited condensed consolidated financial statements as of December 31, 2012 and for the three and nine months ended December 31, 2012 and 2011);

•

the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A (File No. 001-32945) filed with the SEC on July 14, 2006, including any amendment and report subsequently filed for the purpose of updating that description; and

•

all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus supplement.

Our annual report on Form 20-F for the fiscal year ended March 31, 2012 filed on April 26, 2012 contains a description of our business and audited consolidated financial statements with a report by our independent auditors.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

WNS (Holdings) Limited

Gate 4, Godrej & Boyce Complex

Pirojshanagar, Vikhroli(W)

Mumbai 400 079, India

(91-22) 4095-2100

Attention: Deepak Sogani, Chief Financial Officer

or

Computershare Company Secretarial Services (Jersey) Limited

Queensway House, Hilgrove Street

St Helier, Jersey JE1 1ES

Channel Islands

(44) 1534-281-813

Attention: Thomas Loader

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these ADSs in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than the date on the front of those documents.

ADDITIONAL INFORMATION

A copy of this document has been delivered to the Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and he has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission, or the JFSC, has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958, as amended, to the issue of ordinary shares by us. In giving these consents, neither the Registrar of Companies nor the JFSC takes any responsibility for our financial soundness or for the correctness of any statements made, or opinions expressed, with regard to it. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law.

Our directors whose names appear on the signature pages of the registration statement of which this document is a part accept responsibility for the information contained in this document. To the best of the knowledge and belief of our directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Each of our directors accepts responsibility accordingly.

It should be remembered that the price of the ordinary shares (directly or in the form of ADSs) and the income from them may decrease as well as increase.

If you are in any doubt about the contents of this document, you should consult your stockbroker, bank manager, attorney, accountant or other financial advisor.

Nothing in this document or anything communicated to holders or potential holders of ordinary shares (directly or in the form of ADSs) is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for ordinary shares (directly or in the form of ADSs) or the exercise of any rights attached thereto for the purposes of the Financial Services (Jersey) Law 1998, as amended.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs offered by this prospectus supplement will be the subject of a legal opinion by Mourant Ozannes, our Jersey counsel. US securities matters in connection with this offering will be passed upon by Latham & Watkins LLP, our US counsel, and certain matters relating to Indian law will be passed upon in connection with this offering by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel. Latham & Watkins LLP may rely upon Mourant Ozannes and Amarchand & Mangaldas & Suresh A. Shroff & Co. with respect to certain matters governed by Jersey and Indian law, respectively. Certain matters in connection with this offering will be passed upon on behalf of the underwriters by Cleary Gottlieb Steen & Hamilton LLP, US counsel for the underwriters, and AZB & Partners, Indian counsel for the underwriters. Cleary Gottlieb Steen & Hamilton LLP may rely upon AZB & Partners with respect to certain matters governed by Indian law.

PROSPECTUS

WNS (Holdings) Limited

Ordinary Shares

We may from time to time offer and sell, in one or more offerings, our ordinary shares (directly or in the form of American Depositary Shares, or ADSs) with an aggregate initial offering price of up to $50,000,000. In addition, the selling shareholders named in this prospectus may from time to time offer and sell, in one or more offerings, up to 21,366,644 of our ordinary shares (directly or in the form of ADSs). We will not receive any proceeds from the sale of ordinary shares (directly or in the form of ADSs) by the selling shareholders.

At any time a particular offer of the ordinary shares (directly or in the form of ADSs) covered by this prospectus is made by us or any selling shareholder, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We or the selling shareholders may offer the ordinary shares (directly or in the form of ADSs) independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in any of our securities. Our ADSs are quoted on the New York Stock Exchange under the symbol “WNS.”

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated December 2 , 2011

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this process, we may from time to time sell our ordinary shares (directly or in the form of ADSs) in one or more offerings up to a total dollar amount of $50,000,000. In addition, under this process, the selling shareholders may from time to time sell up to 21,366,644 of our ordinary shares (directly or in the form of ADSs) in one or more offerings.

This prospectus only provides you with a general description of our ordinary shares and ADSs issuable upon the deposit of the ordinary shares. Each time we or any selling shareholder sells our ordinary shares (directly or in the form of ADSs), we or the selling shareholder will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ordinary shares (directly or in the form of ADSs), you should carefully read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any ordinary shares (directly or in the form of ADSs) discussed in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we, any selling shareholder nor any underwriter, dealer or agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder is offering our ordinary shares (directly or in the form of ADSs) in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the selling shareholders may sell our ordinary shares (directly or in the form of ADSs) to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and, in the case of a sale by us, the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

•	“WNS,” “our company,” “we,” “our” and “us” are to WNS (Holdings) Limited, a public company incorporated under the laws of Jersey, Channel Islands, and its subsidiaries;

•	“US” are to the United States of America, its territories and its possessions; “UK” are to the United Kingdom; “India” are to the Republic of India; and “EU” are to the European Union; and

•	“$” or “dollars” or “US dollars” refer to the legal currency of the US; “pound sterling” or “£” refer to the legal currency of the UK; and “pence” are to the legal currency of Jersey, Channel Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares we and the selling shareholders are offering (directly or in the form of ADSs). This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we and the selling shareholders are offering (directly or in the form of ADSs). Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file annual, quarterly and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.wns.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F (File No. 001-32945) for the fiscal year ended March 31, 2011 filed with the SEC on April 29, 2011;

•

our reports on Form 6-K (File No. 001-32945) furnished to the SEC on July 21, 2011 (containing our unaudited condensed consolidated financial statements as of June 30, 2011 and for the three months ended June 30, 2011 and 2010), October 19, 2011 (containing our unaudited condensed consolidated financial statements as of September 30, 2011 and for the three and six months ended September 30, 2011 and 2010), November 2, 2011 and November 22, 2011;

•

the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A (File No. 001-32945) filed with the SEC on July 14, 2006, including any amendment and report subsequently filed for the purpose of updating that description; and

•

with respect to each offering of ordinary shares (directly or in the form of ADSs) under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

WNS (Holdings) Limited

Gate 4, Godrej & Boyce Complex

Pirojshanagar, Vikhroli(W)

Mumbai 400 079, India

(91-22) 4095-2100

Attention: Alok Misra, Chief Financial Officer

or

Computershare Company Secretarial Services (Jersey) Limited

Queensway House, Hilgrove Street

St Helier, Jersey JE1 1ES

Channel Islands

(44) 1534-281-837

Attention: Jennifer Yu

OUR COMPANY

We are a leading provider of offshore business process outsourcing, or BPO, services. We provide comprehensive data, voice and analytical services that are underpinned by our expertise in our target industry sectors. We transfer the business processes of our clients which are typically companies headquartered in Asia Pacific, Europe, Middle East and North America regions to our delivery centers located in Costa Rica, India, the Philippines, Romania, Sri Lanka and the UK. We provide high quality execution of client processes, monitor these processes against multiple performance metrics, and seek to improve them on an ongoing basis.

We design, implement and operate comprehensive business processes for our clients, involving one or more data, voice and analytical components. Our services include industry-specific processes that are tailored to address our clients’ business and industry practices, particularly in the travel and leisure, insurance, banking and financial services industries, as well as businesses in the consumer products, retail, professional services, pharmaceutical, media and entertainment, manufacturing, logistics, telecommunications, and utilities industries. In addition, we deliver shared services applicable across multiple industries, in areas such as finance and accounting, and research and analytics services (formerly referred to as knowledge services). In May 2009, we reorganized our industry-specific capabilities to form a new core functional service capability called global transformation practice. These services seek to help our clients identify business and process optimization opportunities through technology-enabled solutions, process design and improvements, including the Six Sigma principles, and other techniques and leveraging program management to achieve cost savings.

We generate revenue primarily from providing BPO services. A portion of our revenue includes payments which we make to automobile repair centers. We evaluate our business performance based on revenue net of these payments in the case of “fault” repairs, since we believe that revenue less repair payments reflects more accurately the value of the business process outsourcing services we directly provide to our clients.

We were incorporated in Jersey, Channel Islands on February 18, 2002. Our principal executive office is located at Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli(W), Mumbai 400 079, India, and the telephone number for this office is (91-22) 4095-2100. Our registered office in Jersey is at Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands. Our agent for service in the US is our subsidiary, WNS North America, Inc., 15 Exchange Place, 3rd Floor, Jersey City, NJ 07302, US.

FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “project,” “seek,” “should” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in any applicable prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any applicable prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

RISK FACTORS

Investing in our ordinary shares (directly or in the form of ADSs) involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise described in any prospectus supplement, we anticipate using the net proceeds from the sale of the ordinary shares (directly or in the form of ADSs) for general corporate purposes, which may include capital expenditures, acquisitions, refinancing of indebtedness and working capital.

We will not receive any proceeds from the sale of any ordinary shares (directly or in the form of ADSs) by the selling shareholders.

DESCRIPTION OF ORDINARY SHARES

We were incorporated in Jersey, Channel Islands and our affairs are governed by our Memorandum and Articles of Association and Jersey law.

Pursuant to an extraordinary general meeting held on November 22, 2011, the Company’s authorized share capital increased from £5,100,000, divided into 50,000,000 ordinary shares of 10 pence each and 1,000,000 preferred shares of 10 pence each, to £6,100,000, divided into 60,000,000 ordinary shares of 10 pence each and 1,000,000 preferred shares of 10 pence each, by the creation of 10,000,000 additional ordinary shares of 10 pence each. As at September 30, 2011 and March 31, 2011, 2010 and 2009, we had 44,603,519, 44,443,726, 43,743,953 and 42,607,403 ordinary shares outstanding, respectively. The increase in the number of ordinary shares outstanding during the last three fiscal years resulted from the issuance of ordinary shares pursuant to our two share-based incentive plans, our 2002 Stock Incentive Plan and our 2006 Incentive Award Plan (as amended and restated). On September 13, 2011, we adopted the second amendment and restatement of our 2006 Incentive Award Plan to increase the number of ordinary shares and ADSs available for grant thereunder by 2,200,000 ordinary shares/ADSs to a total of 6,200,000 ordinary shares/ADSs. We have not issued any shares for consideration other than cash. There are no preferred shares outstanding.

Pursuant to Jersey law and our Memorandum and Articles of Association, our Board of Directors by resolution may establish one or more classes of preferred shares having such number of shares, designations, dividend rates, relative voting rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us. None of our shares have any redemption rights.

The rights of shareholders described in this section are available only to persons who hold our certificated shares. ADS holders do not hold our certificated shares and therefore are not directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of a Jersey company by the Companies (Jersey) Law, 1991, or the 1991 Law, including, without limitation: the right to receive dividends and the right to attend and vote at shareholders meetings; the rights described in “— Other Jersey Law Considerations — Mandatory Purchases and Acquisitions” and “— Other Jersey Law Considerations — Compromises and Arrangements,” the right to apply to a Jersey court for an order on the grounds that the affairs of a company are being conducted in a manner which is unfairly prejudicial to the interests of its shareholders; and the right to apply to the Jersey Financial Services Commission, or JFSC, to have an inspector appointed to investigate the affairs of a company. ADS holders are entitled to receive dividends and to exercise the right to vote only in accordance with the deposit agreement.

Set forth below is a description of our ordinary shares and a brief summary of the basic rights and privileges of our ordinary shareholders conferred by our Articles of Association and Jersey laws. This description is only a summary and is qualified by reference to Jersey law and our Articles of Association, as amended, a copy of which was filed with the SEC on July 3, 2006 as Exhibit 3.2 to our registration statement on Form F-1 (File No. 333-135590). You may obtain a copy of our Articles of Association as indicated under “Where You Can Find More Information.”

Capacity

Under the 1991 Law, the doctrine of ultra vires in its application to companies is abolished and accordingly the capacity of a Jersey company is not limited by anything in its memorandum or articles or by any act of its members.

Changes in Capital or our Memorandum and Articles of Association

Subject to the 1991 Law and our Articles of Association, we may by special resolution at a general meeting:

•	increase our authorized or paid-up share capital;

•	consolidate and divide all or any part of our shares into shares of a larger amount than is fixed by our Memorandum of Association;

•	sub-divide all or any part of our shares into shares of smaller amount than is fixed by our Memorandum of Association;

•	convert any of our issued or unissued shares into shares of another class;

•	convert all our issued par value shares into no par value shares and vice versa;

•	convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	convert any of our issued limited shares into redeemable shares which can be redeemed;

•

cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

•	reduce our issued share capital; or

•	alter our Memorandum or Articles of Association.

General Meetings of Shareholders

We may at any time convene general meetings of shareholders. We hold an annual general meeting for each fiscal year. Under the 1991 Law, no more than 18 months may elapse between the date of one annual general meeting and the next.

Our Articles of Association provide that annual general meetings and meetings calling for the passing of a special resolution require 21 days’ notice of the place, day and time of the meeting in writing to our shareholders. Any other general meeting requires no less than 14 days’ notice in writing. Our directors may, at their discretion, and upon a request made in accordance with the 1991 Law by shareholders holding not less than one tenth of our total voting rights our directors shall, convene a general meeting. Our business may be transacted at a general meeting only when a quorum of shareholders is present. Two shareholders entitled to attend and to vote on the business to be transacted (or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder) and holding shares conferring not less than one-third of the total voting rights, constitute a quorum provided that if at any time all of our issued shares are held by one shareholder, such quorum shall consist of the shareholder present in person or by proxy.

The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the 1991 Law including:

•	the consideration of our annual financial statements and report of our directors and auditors;

•	the election of directors (if necessary);

•	the appointment of auditors and the fixing of their remuneration;

•	the sanction of dividends; and

•	the transaction of any other business of which notice has been given.

Failure to hold an annual general meeting is an offence by our company and our directors under the 1991 Law and carries a potential fine of up to £5,000 for our company and each director.

Voting Rights

Subject to any special terms as to voting on which any shares may have been issued or may from time to time be held, at a general meeting, every shareholder who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders only one of them may vote and in the absence of election as to who is to vote, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder may appoint any person (whether or not a shareholder) to act as his proxy at any meeting of shareholders (or of any class of shareholders) in respect of all or a particular number of the shares held by him. A shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the shareholder for the number of shares specified in the instrument appointing the person a proxy. If a shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of shares held by the shareholder for which the relevant person is appointed his proxy. Each duly appointed proxy has the same rights as the shareholder by whom he was appointed to speak at a meeting and vote at a meeting in respect of the number of shares held by the shareholder for which the relevant proxy is appointed his proxy.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or in order to make a determination of shareholders for any other proper purpose, our directors may fix in advance a date as the record date for any such determination of shareholders.

Shareholder Resolutions

An ordinary resolution requires the affirmative vote of a simple majority (i.e., more than 50%) of our shareholders entitled to vote in person (or by corporate representative in case of a corporate entity) or by proxy at a general meeting.

A special resolution requires the affirmative vote of a majority of not less than two-thirds of our shareholders entitled to vote in person (or by corporate representative in the case of a corporate entity) or by proxy at a general meeting.

Our Articles of Association prohibit the passing of shareholder resolutions by written consent to remove an auditor or to remove a director before the expiry of his term of office.

Dividends

Subject to the provisions of the 1991 Law and of the Articles of Association, we may, by ordinary resolution, declare dividends to be paid to shareholders according to their respective rights and interests in our distributable reserves. However, no dividend shall exceed the amount recommended by our directors.

Subject to the provisions of the 1991 Law, we may declare and pay an interim dividend or dividends, including a dividend payable at a fixed rate, if an interim dividend or dividends appears to us to be justified by our distributable reserves.

Except as otherwise provided by the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid up (as to both par and any premium) otherwise than in advance of calls, on the shares on which the dividend is paid. All dividends unclaimed for a period of ten years after having been declared or become due for payment shall, if we so resolve, be forfeited and shall cease to remain owing by us.

We may, with the authority of an ordinary resolution, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid-up shares or debentures of any other company, or in any one or more of those ways.

We may also with the prior authority of an ordinary resolution, and subject to such conditions as we may determine, offer to holders of shares the right to elect to receive shares, credited as fully paid, instead of the whole, or some part, to be determined by us, of any dividend specified by the ordinary resolution.

For the purposes of determining shareholders entitled to receive a dividend or distribution, our directors may fix a record date for any such determination of shareholders. A record date for any dividend or distribution may be on or at any time before any date on which such dividend or distribution is paid or made and on or at any time before or after any date on which such dividend or distribution is declared.

Ownership Limitations

Our Articles of Association and the 1991 Law do not contain limits on the number of shares that a shareholder may own.

Transfer of Shares

Every shareholder may transfer all or any of his shares by instrument of transfer in writing in any usual form or in any form approved by us. The instrument must be executed by or on behalf of the transferor and, in the case of a transfer of a share which is not fully paid up, by or on behalf of the transferee. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of shareholders.

We may, in our absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

•	it is in respect of a share which is fully paid-up;

•	it is in respect of only one class of shares;

•	it is in favor of a single transferee or not more than four joint transferees;

•	it is duly stamped, if so required; and

•

it is delivered for registration to our registered office for the time being or another place that we may from time to time determine accompanied by the certificate for the shares to which it relates and any other evidence as we may reasonably require to prove the right of the transferor or person renouncing to make the transfer or renunciation.

Share Register

We maintain our register of members in Jersey. It is open to inspection during business hours by shareholders without charge and by other persons upon payment of a fee not exceeding £5. Any person may obtain a copy of our register of members upon payment of a fee not exceeding £0.50 per page and providing a declaration under oath as required by the 1991 Law.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the special rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be varied or abrogated with the consent in writing of the holders of the majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of shares of that class, but not otherwise. To every such separate meeting all the provisions of our Articles of Association and of the 1991 Law relating to general meetings or to the proceedings thereat shall apply, mutatis mutandis, except that the necessary quorum shall be two persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holders who are present in person shall be a quorum.

The special rights conferred upon the holders of any class of shares issued with preferred or other special rights shall be deemed to be varied by the reduction of the capital paid up on such shares and by the creation of further shares ranking in priority thereto, but shall not (unless otherwise expressly provided by our Articles of Association or by the conditions of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking after or pari passu therewith. The rights conferred on holders of ordinary shares shall be deemed not to be varied by the creation, issue or redemption of any preferred or preference shares.

Capital Calls

We may, subject to the provisions of our Articles of Association and to any conditions of allotment, from time to time make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) provided that (except as otherwise fixed by the conditions of application or allotment) no call on any share shall be payable within 14 days of the date appointed for payment of the last preceding call, and each member shall (subject to being given at least 14 clear days’ notice specifying the time or times and place of payment) pay us at the time or times and place so specified the amount called on his shares.

If a member fails to pay any call or installment of a call on or before the day appointed for payment thereof, we may serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest (at a rate not exceeding 10% per annum to be determined by us) which may have accrued and any expenses which may have been incurred by us by reason of such non-payment. The notice shall name a further day (not earlier than fourteen days from the date of service thereof) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time and at the place appointed, the shares on which the call was made will be liable to be forfeited.

Borrowing Powers

Our Articles of Association contain no restrictions on our power to borrow money or to mortgage or charge all or any part of our undertaking, property and assets.

Issue of Shares and Preemptive Rights

Subject to the provisions of the 1991 Law and to any special rights attached to any shares, we may allot or issue shares with those preferred, deferred or other special rights or restrictions regarding dividends, voting, return of capital or other matters as our directors from time to time determine. We may issue shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our Articles of Association. Subject to the provisions of the 1991 Law, the unissued shares at the date of adoption of our Articles of Association and shares created thereafter shall be at the disposal of our directors. We cannot issue shares at a discount to par value. Securities, contracts, warrants or other instruments evidencing any preferred shares, option rights, securities having conversion or option rights or obligations may also be issued by the directors without the approval of the shareholders or entered into by us upon a resolution of the directors to that effect on such terms, conditions and other provisions as are fixed by the directors, including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of shares in us in issue, other shares, option rights, securities having conversion or option rights or obligations of us or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.

There are no pre-emptive rights for the transfer of our shares either within the 1991 Law or our Articles of Association.

Capitalization of Profits and Reserves

Subject to our Articles of Association, we may, upon the recommendation of our directors, by ordinary resolution resolve to capitalize any of our undistributed profits (including profits standing to the credit of any reserve account), any sum standing to the credit of any reserve account as a result of the sale or revaluation of an asset (other than goodwill) and any sum standing to the credit of our share premium account or capital redemption reserve.

Any sum which is capitalized shall be appropriated among our shareholders in the proportion in which such sum would have been divisible amongst them had the same been applied in paying dividends and applied in (1) paying up the amount (if any) unpaid on the shares held by the shareholders, or (2) issuing to shareholders, fully paid shares (issued either at par or a premium) or (subject to our Articles of Association) our debentures.

Unclaimed Dividends

Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall, if the directors so resolve, be forfeited and cease to remain owing by us and shall thenceforth belong to us absolutely.

Distribution of Assets on a Winding-up

Subject to any particular rights or limitations attached to any shares, if we are wound up, our assets available for distribution among our shareholders shall be applied first in repaying to our shareholders the amount paid up (as to both par and any premium) on their shares respectively, and if such assets shall be more than sufficient to repay to our shareholders the whole amount paid up (as to both par and any premium) on their shares, the balance shall be distributed among our shareholders in proportion to the amount which at the time of the commencement of the winding up had been actually paid up (as to both par and any premium) on their shares respectively.

If we are wound up, we may, with the approval of a special resolution and any other sanction required by the 1991 Law, divide the whole or any part of our assets among our shareholders in specie and our liquidator or, where there is no liquidator, our directors, may, for that purpose, value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders. Similarly, with the approval of a special resolution and subject to any other sanction required by the 1991 Law, all or any of our assets may be vested in trustees for the benefit of our shareholders.

Other Jersey Law Considerations

Purchase of Own Shares

The 1991 Law provides that we may, with the sanction of a special resolution and subject to certain conditions, purchase any of our shares which are fully paid.

We may fund the purchase of our own shares from any source provided that our directors are satisfied that immediately after the date on which the purchase is made, we will be able to discharge our liabilities as they fall due and that having regard to (i) our prospects and to the intentions of our directors with respect to the management of our business and (ii) the amount and character of the financial resources that will in their view be available to us, we will be able to (a) continue to carry on our business and (b) discharge our liabilities as they fall due until the expiry of the period of 12 months immediately following the date on which the purchase was made or until we are dissolved, whichever occurs first.

We cannot purchase our shares if, as a result of such purchase, only redeemable shares would be in issue. Any shares that we purchase (other than shares that are, immediately after being purchased, held as treasury shares) are treated as cancelled upon purchase.

Mandatory Purchases and Acquisitions

The 1991 Law provides that where a person (which we refer to as the “offeror”) makes an offer to acquire all of the shares (or all of the shares of any class of shares) (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of the shares (or class of shares) to which the offer relates, the offeror by notice may compulsorily acquire the remaining shares. A holder of any such shares may apply to the Jersey court for an order that the offeror not be entitled to purchase the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the offer.

Where, prior to the expiry of the offer period, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of all of the shares of the target company (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may require the offeror to acquire those shares. In such circumstances, each of the offeror and the holder of the shares are entitled to apply to the Jersey court for an order that the offeror purchase the holder’s shares on terms different to those of the offer.

Compromises and Arrangements

Where a compromise or arrangement is proposed between a company and its creditors, or a class of them, or between the company and its shareholders, or a class of them, the Jersey court may on the application of the company or a creditor or member of it or, in the case of a company being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the shareholders of the company or class of shareholders (as the case may be), to be called in a manner as the court directs.

If a majority in number representing 3/4ths in value of the creditors or class of creditors, or 3/4ths of the voting rights of shareholders or class of shareholders (as the case may be), present and voting either in person or by proxy at the meeting agree to a compromise or arrangement, the compromise or arrangement, if sanctioned by the court, is binding on all creditors or the class of creditors or on all the shareholders or class of shareholders, and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.

No Pre-Emptive Rights

Neither our Articles of Association nor the 1991 Law confers any pre-emptive rights on our shareholders.

No Mandatory Offer Requirements

In some countries, the trading and securities legislation contains mandatory offer requirements when shareholders have reached certain share ownership thresholds. There are no mandatory offer requirements under Jersey legislation. The Companies (Takeovers and Mergers Panel) (Jersey) Law 2009 empowers the Minister for Economic Development in Jersey, or the Minister, to appoint a Panel on Takeovers and Mergers, or the Jersey Panel, as the body responsible for regulating takeovers and mergers of companies incorporated in Jersey. The Minister has appointed the UK Panel on Takeovers and Mergers, or the UK Panel, to carry out the functions of the Jersey Panel. The Jersey Panel will be empowered to promulgate rules regulating takeovers and mergers of Jersey companies, or the Jersey Code. The rules applicable to the regulation of takeovers and mergers promulgated by the UK Panel as set out in The City Code on Takeovers and Mergers, or the UK Code, have been adopted as the Jersey Code. Rule 9 of the UK Code contains rules relative to mandatory offers. However, the UK Code only applies to (i) offers for Jersey companies if any of their securities are admitted to trading on a regulated market in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man and (ii) to public or certain private Jersey companies which are considered by the Panel to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man. As none of our securities are listed on a regulated market in the United Kingdom or on any stock exchange in the Channel Islands or the Isle of Man and as we are not centrally managed and controlled in the United Kingdom, the Channel Islands or the Isle of Man, it is not anticipated that the Jersey Code will apply to us.

Non-Jersey Shareholders

There are no limitations imposed by Jersey law or by our Articles of Association on the rights of non-Jersey shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.

Rights of Minority Shareholders

Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that our affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of our shareholders generally or of some part of our shareholders (including at least the shareholder making the application) or that an actual or proposed act or omission by us (including an act or omission on our behalf) is or would be so prejudicial. What amounts to unfair prejudice is not defined in the 1991 Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

ADSs represent ownership interests in securities that are on deposit with a depositary bank. Deutsche Bank Trust Company Americas, or Deutsche Bank, located at 60 Wall Street, New York, New York 10005, is the depositary bank for our ADSs. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. Our custodian is State Street Bank and Trust Company, located at One Canada Square, Canary Wharf, London, E14 5AF, United Kingdom.

We appointed Deutsche Bank as our depositary bank pursuant to a deposit agreement. A copy of the deposit agreement has been filed with the SEC on July 3, 2006 as Exhibit 4.1 to our registration statement on Form F-1 (File No. 333-135590). You may obtain a copy of the deposit agreement as indicated above under “Where You Can Find More Information.”

The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and, if applicable, by the terms of the ADR that represents your ADSs. The deposit agreement and, if applicable, the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Jersey, which may be different from the laws in the US.

As an owner of ADSs, you may hold your ADSs by means of an ADR registered in your name, through a brokerage or safekeeping account or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (commonly referred to as “DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for distribution to the holders, subject to the applicable laws and regulations, if any, of Jersey.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (for example, the US securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of new ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution.

If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not timely request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

If permitted under applicable law, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you obtain all necessary government approvals and pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

If you are permitted to make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by US and Jersey law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except:

•

during temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	when obligations to pay fees, taxes and similar charges are due; and

•	when restrictions are imposed because of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Ordinary Shares — Voting Rights” above.

At our request, the depositary bank will send to you by mail or electronic transmission any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote or cause the custodian to vote the shares represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and by the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Securities for which no voting instructions have been received will not be voted. In addition, the depositary bank is not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

	Type of Service	Fees
1.	Issuance of ADSs, including upon the deposit of ordinary shares or to any person to whom an ADS distribution is made pursuant to share dividends or other free distributions of shares, bonus distributions, share splits or other distributions (except where converted to cash)	$5.00 per 100 ADSs (or any portion thereof)

2.	Surrender of ADSs for cancellation and withdrawal of ordinary shares underlying such ADSs (including cash distributions made pursuant to a cancellation or withdrawal)	$5.00 per 100 ADSs (or any portion thereof)

3.	Distribution of cash proceeds, including cash dividends or sale of rights and other entitlements, not made pursuant to a cancellation or withdrawal)	$2.00 per 100 ADSs (or any portion thereof)

4.	Issuance of ADSs upon the exercise of rights	$5.00 per 100 ADSs (or any portion thereof)

5.	Operations and maintenance costs in administering the ADSs (provided that the total fees assessed under this item, combined with the total fees assessed under item 3 above, should not exceed $0.02 per ADS in any calendar year)	$0.02 per ADS per calendar year

In addition, holders or beneficial owners of our ADS, persons depositing ordinary shares for deposit and persons surrendering ADSs for cancellation and withdrawal of deposited securities will be required to pay the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

registration fees for the registration of ordinary shares or other deposited securities with applicable registrar and applicable to transfers of ordinary shares or other deposited securities in connection with the deposit or withdrawal of ordinary shares or other deposited securities;

•	certain cable, telex, facsimile and electronic transmission and delivery expenses;

•	expenses and charges incurred by Deutsche Bank in the conversion of foreign currency into US dollars;

•

fees and expenses incurred by Deutsche Bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs;

•	fees and expenses incurred by Deutsche Bank in connection with the delivery of deposited securities; and

•	any additional fees, charges, costs or expenses that may be incurred by Deutsche Bank from time to time.

In the case of cash distributions, the applicable fees, charges, expenses and taxes will be deducted from the cash being distributed. In the case of distributions other than cash, such as share dividends, the distribution generally will be subject to appropriate adjustments for the deduction of the applicable fees, charges, expenses and taxes. In certain circumstances, Deutsche Bank may dispose of all or a portion of such distribution and distribute the net proceeds of such sale to the holders of ADS, after deduction of applicable fees, charges, expenses and taxes.

If Deutsche Bank determines that any distribution in property is subject to any tax or other governmental charge which Deutsche Bank is obligated to withhold, Deutsche Bank may withhold the amount required to be withheld and may dispose of all or a portion of such property in such amounts and in such manner as Deutsche Bank deems necessary and appropriate to pay such taxes or charges and Deutsche Bank will distribute the net proceeds of any such sale after deduction of such taxes or charges to the holders of ADSs entitled to the distribution.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank will provide you with a copy of its latest fee schedule without charge upon request.

During fiscal 2011, Deutsche Bank made a payment of $5,500 to IPREO (Hemscott Holdings Limited) on behalf of our company in consideration for our access to Bigdough investor relations tool.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders not less than 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. For example, any amendments or supplements which are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing any fees or charges you may be required to pay, will not be considered to materially prejudice any of your substantial rights.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except in order to comply with applicable law).

We have the right to direct the depositary bank to terminate the deposit agreement, in which case the depositary bank will give notice to you at least 90 days prior to termination. The depositary bank may also terminate the agreement if it has told us that it would like to resign or we have removed the depositary bank and we have not appointed a new depositary bank within 90 days; in such instances, the depositary bank will give notice to you at least 30 days prior to termination.

Upon termination, the following will occur under the deposit agreement:

•

For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•

After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•

We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement. The depositary bank shall have no liability to us or the holders of the ADSs in the absence of gross negligence or willful misconduct.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The depositary bank may limit the aggregate size of pre-release transactions and impose a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into US dollars if such conversion is practicable, and it will distribute the US dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	hold the foreign currency (without liability for interest) for the applicable holders.

SELLING SHAREHOLDERS

The selling shareholders named below and their respective pledgees, donees, transferees or other successors-in-interest may from time to time offer the ordinary shares (directly or in the form of ADSs) set out below. We refer to the selling shareholders herein collectively as Warburg Pincus.

	Shareholding in WNS (Holdings) Limited
Selling Shareholder	Shares	Percentage(1)
Warburg Pincus Private Equity VIII, L.P.(2)	10,683,322	23.95%

Warburg Pincus International Partners, L.P.(2)	10,255,990	22.99%

Warburg Pincus Netherlands International Partners I, C.V.(2)	427,332	0.96%

Total	21,366,644	47.90%

Notes:

(1)	Based on an aggregate of 44,603,519 ordinary shares as of September 30, 2011.

(2)	The selling shareholders are Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, or WP VIII, Warburg Pincus International Partners, L.P., a Delaware limited partnership, or WPIP, and Warburg Pincus Netherlands International Partners I, C.V., a company organized under the laws of the Netherlands, or WPIP CV I. Warburg Pincus Partners LLC, a New York limited liability company, or WPP LLC, is the general partner of WP VIII, WPIP and WPIP CV I. Warburg Pincus & Co., a New York general partnership, or WP, is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company, or WP LLC, is the manager of WP VIII, WPIP and WPIP CV I. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Co-President and Managing Member of WP LLC and may be deemed to control Warburg Pincus. WP VIII has entered into an agreement with Warburg Pincus Netherlands Private Equity VIII C.V. I, a company organized under the laws of the Netherlands, or WP VIII CV I, and WP-WPVIII Investors, L.P., a Delaware limited partnership, or WP-WPVIII Investors, pursuant to which interests in the aforementioned ordinary shares held by WP VIII are to be allocated among WP VIII, WP VIII CV I and WP-WPVIII Investors on a pro rata basis, based upon their respective aggregate capital commitments to WP VIII and related co-investment entities. WPIP has entered into an agreement with WPIP CV I and WP-WPIP Investors, L.P., a Delaware limited partnership, or WP-WPIP Investors, pursuant to which interests in the aforementioned ordinary shares held by WPIP and WPIP CV I are to be allocated among WPIP, WPIP CV I and WP-WPIP Investors on a pro rata basis, based upon their respective aggregate capital commitments to WP VIII and related co-investment entities.

The address of the selling shareholders is 450 Lexington Avenue, New York, New York 10017, US.

The selling shareholders may offer, in the aggregate, up to 21,366,644 of our ordinary shares (directly or in the form of ADSs), representing 47.90% of our outstanding ordinary shares.

Jeremy Young, a Managing Director and member of WP LLC, was appointed to our board of directors as a nominee of Warburg Pincus in May 2004. See also “Item 7. Major Shareholders and Related Party Transactions — Related Party Transactions” in our most recently filed annual report on Form 20-F for a description of transactions that we have entered into with investee companies of Warburg Pincus.

Registration Rights Agreement

The following is a brief summary of a registration rights agreement that we have entered into with the selling shareholders. This summary is qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as Exhibit 10.1 to the registration statement on Form F-3, of which this prospectus is part.

We have entered into a Registration Rights Agreement dated October 12, 2011, or the Registration Rights Agreement, pursuant to which we have granted, subject to certain conditions, to the selling shareholders,

Warburg Pincus, certain demand registration rights. These demand rights entitle these shareholders to require us to use our reasonable efforts to prepare and file, on not more than two occasions, a shelf registration statement on Form F-3 or, if we are not eligible to file a registration statement on Form F-3, a non-shelf registration statement on Form F-1, under the Securities Act. The request for registration must cover at least that number of shares with an aggregate proposed offering price, net of underwriting commissions, of at least US$2 million. Pursuant to the Registration Rights Agreement, we have also granted, subject to certain conditions, to Warburg Pincus certain piggy-back registration rights entitling these shareholders to sell their ordinary shares in a registered offering of our company. In connection with an underwritten offering pursuant to a registration under the Registration Rights Agreement, if, in the opinion of the managing underwriter, it is appropriate because of marketing and other factors, to limit the number of shares to be included in the offering, then only that number of shares which the managing underwriter believes could be included in the offering would be included, with any shares proposed to be sold by our company having priority of inclusion in the offering. We are entitled in certain circumstances, including the existence of material non-public information, to defer filing a registration statement pursuant to a demand request or suspend any sales pursuant to an effective registration statement.

We have agreed to bear the expenses incurred in connection with such registrations, excluding underwriting discounts and commissions and selling shareholders’ legal fees. We have also agreed, under certain circumstances, to indemnify these shareholders and the underwriters in connection with such registrations. These shareholders have agreed to indemnify us and the underwriters in connection with any such registrations provided that their obligation to indemnify is limited to the amount of sale proceeds received by them.

Pursuant to the terms of the Registration Rights Agreement, we are prohibited from entering into any merger, consolidation or reorganization in which our company will not be the surviving corporation unless the successor corporation agrees to assume the obligations and duties of the company under the Registration Rights Agreement.

These registration rights will expire at the earlier of the date on which these shareholders cease to own any “registrable shares” (as defined in the Registration Rights Agreement) and the sixth anniversary of the Registration Rights Agreement. The ordinary shares owned by these shareholders cease to be “registrable shares” when they are able to sell freely their shares without any restriction pursuant to Rule 144 of the Securities Act.

We have filed this shelf registration statement pursuant to the Registration Rights Agreement.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell or distribute our ordinary shares (directly or in the form of ADSs) from time to time in one or more public or private transactions:

•	through underwriters;

•	through agents;

•	to dealers;

•	directly to one or more purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades;

•	through a combination of any of the above; and

•	any other method permitted pursuant to applicable law.

In particular, the selling shareholders (including any pledgee, donee, transferee or other successor-in-interest) may sell or distribute their ordinary shares (directly or in the form of ADSs) from time to time in one or more public or private transactions, including:

•	block trades, including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	on any exchange or quotation service or in the over-the-counter market;

•	in transactions otherwise than on an exchange or systems or in the over-the-counter market;

•	through the writing or settlement of put or call options relating to such securities, whether such put or call options are listed on a put or call option exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	the short sales of such securities;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the lending of such securities;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through the distribution of such securities by the selling shareholders to their partners, members or shareholders;

•	through a combination of any of the above; and

•	any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us or the selling shareholders:

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.

We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. If the ordinary shares are sold by the selling shareholders through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

At any time a particular offer of the ordinary shares (directly or in the form of ADSs) is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the ordinary shares (or the ADSs representing the ordinary shares) and the proceeds to us and/or the selling shareholders from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

In addition, we may distribute the ordinary shares (directly or in the form of ADSs) as a dividend or in a rights offering to our existing security holders. In some cases, we and/or the selling shareholders or dealers acting for us and/or the selling shareholders or on behalf of us and/or the selling shareholders may also repurchase the ordinary shares (directly or in the form of ADSs) and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the ordinary shares will be acquired (directly or in the form of ADSs) by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell or distribute the ordinary shares (directly or in the form of ADSs) in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The ordinary shares may be offered (directly or in the form of ADSs) to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares (directly or in the form of ADSs) if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares (directly or in the form of ADSs) in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We and/or the selling shareholders may sell or distribute the ordinary shares (directly or in the form of ADSs) directly or through agents we and/or the selling shareholders designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares (directly or in the form of ADSs) covered by this prospectus, we and/or the selling shareholders will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We and/or the selling shareholders may sell or distribute the ordinary shares (directly or in the form of ADSs) directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we and/or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ordinary shares (directly or in the form of ADSs) from us and/or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We and/or the selling shareholders and the underwriters may engage in derivative transactions involving the ordinary shares (directly or in the form of ADSs). These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we and/or the selling shareholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us and/or the selling shareholders or others (or, in the case of derivatives, securities received from us and/or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling shareholders may loan or pledge the ordinary shares (directly or in the form of ADSs) to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General

Agents, dealers, the selling shareholders and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our and/or the selling shareholders’ behalf.

A selling shareholder also may resell all or a portion of its ordinary shares (in the form of ADSs) in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of Rule 144.

TAXATION

Jersey Tax Consequences

General

The following summary of the anticipated tax treatment in Jersey in relation to the payments on the ordinary shares is based on the taxation law in force at the date of this prospectus, and does not constitute legal or tax advice and investors should be aware that the relevant fiscal rules and practice and their interpretation may change. We encourage you to consult your own professional advisors on the implications of subscribing for, buying, holding, selling, redeeming or disposing of ordinary shares (or ADSs) and the receipt of interest and distributions, whether or not on a winding-up, with respect to the ordinary shares (or ADSs) under the laws of the jurisdictions in which they may be taxed.

Under the Income Tax (Jersey) Law 1961, as amended, or the Jersey Income Tax Law: (i) we are regarded as tax resident in Jersey but, being neither a financial services company nor a specified utility company under the Jersey Income Tax Law at the date hereof, we will not be liable to pay Jersey income tax, (ii) we will continue to be able to pay dividends on our ordinary shares without any withholding or deduction for or on account of Jersey tax, and (iii) holders of our ordinary shares (other than Jersey residents) will not be subject to any Jersey tax in respect of the holding, sale or other disposition of their ordinary shares.

On May 6, 2008, Jersey introduced a 3% general sales tax on goods and services, which was increased to 5% with effect from June 1, 2011. We have the benefit of exemption or end user relief from this charge as we have obtained international services entity status (for which an annual administrative fee of £200 is payable).

Currently, there is no double tax treaty or similar convention between the US and Jersey.

As part of an agreement reached in connection with the EU Savings Tax Directive income in the form of interest payments, and in line with steps taken by other relevant third countries, with effect from July 1, 2005 a retention tax system was introduced in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent established in Jersey (the terms “beneficial owner” and “paying agent” are defined in the EU Savings Tax Directive). The retention tax system applies for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments. The transitional period will only end after all EU Member States apply automatic exchange of information and EU Member States unanimously agree that the US has committed to exchange of information upon request. During this transitional period, such an individual beneficial owner resident in an EU Member State is entitled to request a paying agent not to retain tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.

The retention tax system and disclosure arrangements are implemented by means of bilateral agreements with each of the EU Member States, the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005 and Guidance Notes issued by the Policy & Resources Committee of the States of Jersey. Based on these provisions and the current practice of the Jersey tax authorities, dividend distributions to shareholders and income realized by shareholders in a Jersey company upon the sale, refund or redemption of shares do not constitute interest payments for the purposes of the retention tax system and therefore neither a Jersey company nor any paying agent appointed by it in Jersey is obliged to levy retention tax in Jersey under these provisions in respect thereof. However, the retention tax system could apply in the event that an individual resident in an EU Member State, otherwise receives an interest payment in respect of a debt claim (if any) owed by a company to the individual.

Taxation of Dividends

Under existing Jersey law, provided that the ordinary shares and ADSs are not held by, or for the account of, persons resident in Jersey for income tax purposes, payments in respect of the ordinary shares and ADSs, whether by dividend or other distribution, will not be subject to any taxation in Jersey and no withholding in respect of taxation will be required on those payments to any holder of our ordinary shares or ADSs.

Holders of our ordinary shares or ADSs who are resident in Jersey for Jersey income tax purposes suffer deduction of tax on payment of dividends by us at the standard rate of Jersey income tax for the time being in force. Any individual investor who is resident in Jersey who, directly or indirectly, owns more than 2% of our ordinary shares or ADSs may be subject to the deemed dividend or full attribution provisions which seek to tax shareholders or ADS holders of securities on all or a proportion of our profits in proportion to their shareholdings.

Taxation of Capital Gains and Estate and Gift Tax

Under current Jersey law, there are no death or estate duties, capital gains, gift, wealth, inheritance or capital transfer taxes. No stamp duty is levied in Jersey on the issue or transfer of ordinary shares or ADSs. In the event of the death of an individual sole shareholder, duty at rates of up to 0.75% of the value of the ordinary shares or ADSs held may be payable on the registration of Jersey probate or letters of administration which may be required in order to transfer or otherwise deal with ordinary shares or ADSs held by the deceased individual sole shareholder.

The European Union’s evaluation of Jersey’s business tax regime

In late 2009 it was reported that concerns had been raised by some members of the European Union’s Economic and Financial Affairs Council, or ECOFIN, Code of Conduct group that the current tax regime for companies in Jersey, known as “zero-ten”, could be interpreted as being outside the spirit of the EU Code of Conduct for Business Taxation, or the Code of Conduct. In the light of this, the Treasury and Resources Minister of the States of Jersey announced a review of business taxation in Jersey in his budget speech on December 8, 2009. In a review undertaken on January 31, 2011 by the EU Council’s High Level Working Party on Tax issues, or HLWP, it was concluded that the personal tax provisions known as the “deemed distribution” and “attribution” rules were in fact a business tax measure, and were therefore within the scope of the Code of Conduct. On February 15, 2011, and in the light of the HLWP’s conclusions, the States of Jersey announced that Jersey’s business taxation regime known as “zero-ten” will remain in place but that, as part of its good neighbor policy, Jersey will abolish the deemed distribution and attribution rules with effect from January 1, 2012. Representatives from Jersey met with the ECOFIN Code of Conduct group on September 13, 2011 to discuss Jersey’s position on the harmful elements of the zero-ten regime. Jersey explained to the ECOFIN Code of Conduct group that legislation had been passed to abolish the deemed distribution and attribution rules with effect from January 1, 2012, thus removing the harmful elements of the zero-ten regime. The ECOFIN Code of Conduct group accepted Jersey’s position and will now recommend to ECOFIN that Jersey has rolled back on the harmful tax measures and what now remains (the zero-ten tax rates) is compliant with the Code of Conduct. Accordingly, it is not anticipated that the way in which either we or our shareholders not resident in Jersey are taxed in Jersey will change (although ECOFIN still has to meet in December 2011 formally to ratify the ECOFIN Code of Conduct group’s recommendations). We cannot assure you that following the meeting of ECOFIN or otherwise in the future, the current taxation regime applicable in Jersey will not be amended and render us liable for taxation.

US Federal Income Taxation

The following discussion describes certain material US federal income tax consequences to US Holders (defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to US Holders that hold the ADSs or ordinary shares as capital assets and that have the US dollar as their functional currency. This discussion is based on the tax laws of the US as in effect on the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	real estate investment trusts;

•	regulated investment companies;

•	US expatriates;

•	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	partnerships or pass-through entities, or persons holding ADSs or ordinary shares through such entities; or

•	persons that actually or constructively own 10% or more of our voting stock.

US HOLDERS OF OUR ADSs OR ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of ADSs or ordinary shares and you are, for US federal income tax purposes:

•	a citizen or resident of the US;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to US federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more US persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will depend on your status and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for US federal income tax purposes. The US Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any foreign taxes paid and the availability of the reduced tax rate for any dividends received by certain non-corporate US Holders, including individuals US Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and us if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares.

Distributions

Subject to the rules applicable to passive foreign investment companies for U.S. federal income tax purposes, or PFICs, discussed below, the gross amount of distributions made by us with respect to the ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will be includable in your gross income in the year received (or deemed received) as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under US federal income tax principles. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under US federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that a distribution will be treated as a dividend. No dividends received deduction will be allowed for US federal income tax purposes with respect to dividends paid by us.

With respect to non-corporate US Holders, including individual US Holders, for taxable years beginning before January 1, 2013, under current law dividends may be “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) we are not a PFIC (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, (2) certain holding period requirements are met, and (3) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the US. Under US Internal Revenue Service, or IRS, authority, common shares, or ADSs representing such shares, are considered to be readily tradable on an established securities market in the US if they are listed on the NYSE, as our ADSs are. However, based on existing guidance, it is not entirely clear whether any dividends you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a US exchange. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to ADSs or ordinary shares, including the effects of any change in law after the date of this prospectus.

The amount of any distribution paid in a currency other than the US dollar (a foreign currency) will be equal to the US dollar value of such foreign currency on the date such distribution is received by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, regardless of whether the payment is in fact converted into US dollars at that time. Gain or loss, if any, realized on the sale or other disposition of such foreign currency will be US source ordinary income or loss, subject to certain exceptions and limitations. If such foreign currency is converted into US dollars on the date of receipt, a US Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Subject to certain exceptions, for foreign tax credit purposes, dividends distributed by us with respect to ADSs or ordinary shares generally will constitute foreign source income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income”. To the extent the dividends would be taxable as qualified dividend income with respect to non-corporate US Holders, including individual US Holders (subject to the discussion above), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. You are urged to consult your tax advisors regarding the foreign tax credit limitation and source of income rules with respect to distributions on the ADSs or ordinary shares.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of ADSs or ordinary shares, you generally will recognize a capital gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realized and your tax basis in such ADSs or ordinary shares. If the consideration you receive for the ADSs or ordinary shares is not paid in US dollars, the amount realized will be the US dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ADSs or ordinary shares, as applicable, are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the US dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. Your initial tax basis in your ADSs or ordinary shares will equal the US dollar value of the cost of such ADSs or ordinary shares, as applicable. If you use foreign currency to purchase ADSs or ordinary shares, the cost of such ADSs or ordinary shares will be the US dollar value of the foreign currency purchase price determined by reference to the spot rate of exchange on the date of purchase. However, if the ADSs or ordinary shares, as applicable, are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, you will determine the US dollar value of the cost of such ADSs or ordinary shares, as applicable, by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to certain exceptions and limitations, capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares generally will be US source gain or loss and treated as long-term capital gain or loss if your holding period in the ADSs or ordinary shares exceeds one year. Subject to the PFIC rules discussed below and other limitations, if you are a non-corporate US Holder, including an individual US Holder, any long-term capital gain will be subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

Passive Foreign Investment Company

A non-US corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based on our financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC with respect to our most recently closed taxable year. In addition, based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we do not expect to be a PFIC for US federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our US counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” or qualified electing fund, or QEF, election (if available) as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution.

Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge normally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

In addition, if we are a PFIC, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in such subsidiaries that are directly or indirectly owned by us in that proportion which the value of the shares you own so bears to the value of all of our shares, and may be subject to the adverse tax consequences described above with respect to the shares of such subsidiaries you would be deemed to own.

If we are a PFIC, you may avoid taxation under the rules described above by making a QEF election to include your share of our income on a current basis in any taxable year that we are a PFIC, provided we agree to furnish you annually with certain tax information. However, we do not presently intend to prepare or provide such information.

Alternatively, if the ADSs are “marketable stock” (as defined below), you can avoid taxation under the unfavorable PFIC rules described above in respect of the ADSs by making a mark-to-market election in respect of the ADSs by the due date (determined with regard to extensions) for your tax return in respect of your first taxable year during which we are treated as a PFIC. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income in each of your taxable years during which we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. Further, distributions would be taxed as described above under “— Distributions,” except the preferential dividend rates with respect to “qualified dividend income” would not apply. You will not be required to recognize mark-to-market gain or loss in respect of your taxable years during which we were not at any time a PFIC.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the NYSE, or other market, as defined in the applicable US Treasury regulations. Our ADSs are listed on the NYSE and consequently, if you hold ADSs the mark-to-market election would be available to you, provided the ADSs are traded in sufficient quantities. US Holders of ADSs or ordinary shares should consult their tax advisors as to whether the ADSs or ordinary shares would qualify for the mark-to-market election.

You also generally can make a “deemed sale” election in respect of any time we cease being a PFIC, in which case you will be deemed to have sold, at fair market value, your ADSs or ordinary shares (and shares of our PFIC subsidiaries, if any, that you are deemed to own) on the last day of our taxable year immediately prior to our taxable year in respect of which we are not a PFIC. If you make this deemed sale election, you generally would be subject to the unfavorable PFIC rules described above in respect of any gain realized on such deemed sale, but as long as we are not a PFIC for future years, you would not be subject to the PFIC rules for those future years.

If you hold ADSs or ordinary shares in any year in which we or any of our subsidiaries are a PFIC, you would be required to file an annual information report with the IRS, for each entity that is a PFIC, regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares. You should consult your tax advisors regarding the potential application of the PFIC rules to your ownership of ADSs or ordinary shares and the elections discussed above.

US Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible US backup withholding. Backup withholding will not apply, however, to a US Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Additional Reporting Requirements

For taxable years beginning after March 18, 2010, certain US Holders who are individuals are required to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions. US Holders should consult their tax advisers regarding the effect, if any, of new US federal income tax legislation on their ownership and disposition of ADS or ordinary shares.

ADDITIONAL INFORMATION

A copy of this document has been delivered to the Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and he has given, and has not withdrawn, his consent to its circulation. The JFSC, has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958, as amended, to the issue of ordinary shares by us. In giving these consents, neither the Registrar of Companies nor the JFSC takes any responsibility for our financial soundness or for the correctness of any statements made, or opinions expressed, with regard to it. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law.

Our directors whose names appear on the signature pages of the registration statement of which this document is a part accept responsibility for the information contained in this document. To the best of the knowledge and belief of our directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Each of our directors accepts responsibility accordingly.

It should be remembered that the price of the ordinary shares (directly or in the form of ADSs) and the income from them may decrease as well as increase.

If you are in any doubt about the contents of this document, you should consult your stockbroker, bank manager, attorney, accountant or other financial advisor.

Nothing in this document or anything communicated to holders or potential holders of ordinary shares (directly or in the form of ADSs) is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for ordinary shares (directly or in the form of ADSs) or the exercise of any rights attached thereto for the purposes of the Financial Services (Jersey) Law 1998, as amended.

LEGAL MATTERS

The validity of our ordinary shares will be passed upon by Mourant Ozannes, our Jersey counsel. Certain legal matters relating to US federal securities law in connection with any offering pursuant to this prospectus will be passed upon by Latham & Watkins LLP, our US counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2011 and for the year ended March 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended March 31, 2011 have been audited by Grant Thornton, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and given on their authority as experts in accounting and auditing. The offices of Grant Thornton are located at 6th Floor, Engineering Centre, 9 Matthew Road, Opera House, Mumbai 400004, India.

Ernst & Young, independent registered public accounting firm, has audited our consolidated financial statements as of March 31, 2010 and for the years ended March 31, 2010 and 2009 included in our annual report on Form 20-F for the year ended March 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young’s report, given on their authority as experts in accounting and auditing.

12,625,343 American Depositary Shares

WNS (Holdings) Limited

(organized under the laws of Jersey, Channel Islands)

Representing 12,625,343 ordinary shares

PROSPECTUS SUPPLEMENT

Joint Bookrunners

BofA Merrill Lynch

Wells Fargo Securities

Co-Managers

Baird

William Blair

Janney Montgomery Scott

February 11, 2013